AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON June 30, 2004
                                                     Registration No. 333-111419


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                (AMENDMENT NO. 4)


                                   APTUS CORP.
              (Exact name of small business issuer in its charter)

  DELAWARE                                7372                    72-1528259
(State or jurisdiction of       (Primary Standard Industrial    (I.R.S.Employer
incorporation or organization)   Classification Code Number) Identification No.)

         1127 BROADWAY PLAZA, SUITE 203, TACOMA, WA 98402 (253) 691-1531
          (Address and telephone number of principal executive offices)

                   1127 BROADWAY PLAZA, SUITE 203, TACOMA, WA
            98402 (Address of principal place of business or intended
                          principal place of business)

 JOHN P. GORST, 1127 BROADWAY PLAZA, SUITE 203, TACOMA, WA 98402 (253) 677-6649
--------------------------------------------------------------------------------
            (Name, Address and telephone number of agent for service)

                                   COPIES TO:
  MILES GARNETT, ESQ., 66 WAYNE AVENUE, ATLANTIC BEACH, NY 11509 (516) 371-4598

  Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ________________

                         CALCULATION OF REGISTRATION FEE

     Common Stock            10,000,000               $0.50               $5,000,000                $460
Title of each share     Proposed maximum       Proposed offering    Maximum aggregate      Amount of registration
class of securities to  amount to be          price per unit        offering               fee
be registered           registered


Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                   APTUS CORP.

                        10,000,000 SHARES OF COMMON STOCK

This is our initial public offering of common stock. The initial public offering price is $0.50 per share. No public market currently exists for our common stock. We are selling 10,000,000 shares of common stock, which have a par value $0.001 per share. This represents 44.44% of the total outstanding shares based on the maximum amount of the offering. We are a software Application Service Provider (ASP). Prior to this offering there has been no public market for the shares. We are a Delaware corporation.

We will sell the shares ourselves through our officers and directors. We do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. The offering will terminate no later than March 31, 2005, and unless a minimum of 500,000 shares are sold by that time the proceeds will be returned with interest. We will escrow the proceeds with National City Bank, NA until the minimum is reached.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 9.


                                                                        TOTAL          TOTAL
                                                   PER SHARE           MINIMUM        MAXIMUM
                                             ----------------------------------------------------

Public offering price (1)                            $0.50            $250,000      $5,000,000
Underwriting discounts and commissions                None              None           None
Proceeds, before expenses, to us (2)                 $0.50            $250,000      $5,000,000

  (1) We plan to offer and sale the shares directly to investors and have not retained any underwriters, brokers or placement agents in connection with this offering. However, we reserve the right to use brokers or placement agents and could pay commissions equal to as much as 10 percent of the gross proceeds and 3% non-accountable expenses.

  (2) Before deduction of offering expenses estimated to be $36,000.


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                      THE DATE OF THIS PROSPECTUS IS , 2004

                                TABLE OF CONTENTS



SUMMARY..............................................................................................5
RISK FACTORS.........................................................................................9
USE OF PROCEEDS.....................................................................................13
DILUTION............................................................................................14
DIVIDEND POLICY.....................................................................................15
CAPITALIZATION......................................................................................16
PLAN OF DISTRIBUTION................................................................................17
OUR BUSINESS........................................................................................17
PLAN OF OPERATION...................................................................................27
PRINCIPAL SHAREHOLDERS..............................................................................34
MANAGEMENT..........................................................................................38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................41
DESCRIPTION OF SECURITIES...........................................................................42
SHARES ELIGIBLE FOR FUTURE SALE.....................................................................44
AVAILABLE INFORMATION...............................................................................46
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...................................................46
STOCK TRANSFER AGENT................................................................................47
EXPERTS.............................................................................................47
LEGAL MATTERS.......................................................................................47
INDEX TO FINANCIAL STATEMENTS......................................................................F-1



                                     SUMMARY

This summary highlights selected information from elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and the related notes to these statements included in this prospectus.

OUR COMPANY

We are an Application Service Provider ("ASP"). An ASP offers hosted proprietary software along with other hosted software business solutions distributed over Internet ready computers. The ASP customer uses a web browser to run software products, anywhere at anytime, without the need to download or install the software application. Our goal is to become a reliable and secure on-demand computing platform.

We are engaged and have begun implementation of a targeted and strategically defined plan to purchase selected assets or businesses from within the highly fragmented application service provider and software development industries. As a result of our implementation efforts, we recently acquired four business software applications.

o On January 23, 2004, we acquired certain assets of Appgen Technologies, Inc. (Appgen) and Mark Andre, which includes the Appgen Custom Suite and MyBooks Professional, both are software applications.

o On February 1, 2004, we acquired certain assets of QwikQuote, Inc, which includes QwikQuote Sales and QwikQuote Professional Sales, sales quote applications.

We will provide hosting for either leased applications or customer owned software on leased servers located in leased data centers, rent computing services to our customers for a monthly fee, and perform remote management and maintenance of our customers' servers from our network operations center.
We focus on the small office/home office ("SOHO") and small/medium enterprise ("SME") markets. See "Risk Factors." We are in the development stage and have a limited operating history. No representation is made or implied that we will be able to carry on our activities profitably. Our subsistence is dependent initially upon sufficient proceeds being realized by us from this offering, of which there is no assurance. Proceeds of this offering may be insufficient to enable us to conduct potentially profitable operations or otherwise to engage in any business endeavors. The likelihood of our success must be considered in light of the expenses, difficulties and delays often encountered in connection with the formation of any new business. Further, no assurance can be given that we will have the ability to acquire additional assets, businesses or properties.

We were incorporated on April 4, 2002 under the laws of the State of Delaware. Our offices are located at 1127 Broadway Plaza, Suite 203, Tacoma, WA 98402, and the telephone number is (253) 691-1531.


  THE OFFERING
                                            Unless otherwise indicated, the
                                            information in this prospectus,
                                            irrespective of the date referenced,
                                            assumes that there is no exercise of
                                            outstanding options or warrants to
                                            purchase additional shares. We
                                            intend to use the net proceeds of
                                            this offering to market the services
                                            we currently offer and initiate new
                                            business development and
                                            relationships. We shall seek to
                                            employ qualified, but as yet
                                            unidentified, individuals to be
                                            employed in our business. No
                                            assurance can be given that the net
                                            proceeds from the sale of the
                                            maximum number of shares offered in
                                            this offering or any lesser net
                                            amount will be sufficient to
                                            accomplish our goals. In the event
                                            that substantially less than the net
                                            proceeds from the maximum offering
                                            are raised, our plans may be
                                            materially and adversely
                                            affected in
                                            that we may find it even more
                                            difficult, if not impossible, to
                                            realize our goals. See "Risk
                                            Factors."

                                            The minimum required amount of
                                            shares to be sold is 500,000 shares
                                            and the maximum amount is 10,000,000
                                            shares. Prior to this offering,
                                            there has been no public market for
                                            the shares and there can be no
                                            assurance that a regular trading
                                            market will develop for the shares
                                            after this offering or that, if
                                            developed, any such market will be
                                            sustained. We anticipate that
                                            trading of the shares will be
                                            conducted on the Over-The-Counter
                                            Electronic Bulletin Board (the
                                            "Bulletin Board") referred to as
                                            OTCBB, which is maintained by the
                                            NASD. There is no guarantee that we
                                            will be able to trade on the
                                            Bulletin Board. Any market for the
                                            shares, which may result, will
                                            likely be less well developed than
                                            if our shares were traded on NASDAQ
                                            or on an exchange. See "Risk
                                            Factors."

                                            If proceeds from this offering are
                                            insufficient, we may be required to
                                            seek additional capital. No
                                            assurance can be given that we will
                                            be able to obtain such additional
                                            capital, or even if available, that
                                            such additional capital will be
                                            available on terms acceptable to us.
COMMON STOCK OFFERED
FOR SALE HEREBY                             Up to a maximum of 10,000,000 shares
                                            by us.

OFFERING PRICE                              $0.50 per share offered to the
                                            public. The initial public offering
                                            price of the shares has been
                                            arbitrarily determined by us and
                                            does not bear any relationship to
                                            such established valuation criteria
                                            as assets, book value or prospective
                                            earnings.

TERMS OF THE OFFERING                       The offering will remain open until
                                            March 31, 2005, unless we decide to
                                            terminate the selling efforts prior
                                            to this date. The minimum investment
                                            by each investor is 1,000 shares.

AUTHORIZED AND OUTSTANDING

                                         COMMON         PROCEEDS      CLASS A         CLASS A           CLASS B
                                         STOCK            FROM         COMMON        PREFERRED         PREFERRED
                                                        OFFERING       STOCK           STOCK             STOCK
----------------- ----------------- ----------------- ------------- ------------- ----------------- -----------------

SHARES OF STOCK:

                  Authorized             250,000,000                   5,000,000        10,000,000        10,000,000
                  Outstanding
                    prior to

                    offering              12,500,000                   1,200,000               -0-               -0-
                  After minimum

                    of offering

                    is sold               13,000,000      $250,000     1,200,000               -0-               -0-

                  After maximum
                    offering is

                    sold                  22,500,000    $5,000,000     1,200,000               -0-               -0-

                                            In connection with our recent
                                            purchases of certain assets, we have
                                            issued a warrant to purchase 500,000
                                            shares of common stock with an
                                            exercise price of $0.50 per share
                                            and warrants to purchase 420,000
                                            shares of common stock with an
                                            exercise price of $0.0095 per share.

PLAN OF DISTRIBUTION                        This is a direct participation, and
                                            with no commitment by anyone to
                                            purchase any shares. The minimum
                                            required subscription is 1,000
                                            shares. In the event that the
                                            minimum of 500,000 shares is not
                                            sold by March 31, 2005, all proceeds
                                            raised will be returned promptly to
                                            subscribers in full with interest
                                            thereon. Subscribers will not be
                                            entitled to a return of funds from
                                            the escrow account during the
                                            offering period.


USE OF PROCEEDS                             In the event that the
                                            minimum of 500,000 shares are sold,
                                            then the last $36,000 that we raise
                                            will be used to pay the expenses of
                                            the offering after the escrow is
                                            released. Our expenses are expected
                                            to be $36,000 regardless of the
                                            amount sold over our minimum.

                                           SEC Registration Fee                        $               460.00
                                           Blue Sky Fees and Expenses                                6,000.00
                                           Trustee's and Transfer Agent Fees                         4,000.00
                                           Legal Fees and Expenses                                  18,000.00
                                           Printing and Engraving Expenses                           3,500.00
                                           Accountant's Fees and Expenses                            4,000.00
                                                                                           -------------------
                                           Total                                       $            35,960.00
                                                                                           ===================

                                            This is the only amount raised in
                                            the offering that will be applied to
                                            outstanding expenses. We intend to
                                            apply substantially all of the net
                                            proceeds of this offering (after the
                                            minimum amount raised is released
                                            from escrow) to market the services
                                            we currently offer and initiate new
                                            business development and
                                            relationships as an ASP focused on
                                            the SOHO and SME business.

                                                     ESCROWED FUNDS NOT TO BE
                                                     USED FOR ACCRUED SALARIES
                                                     OR PRIOR REIMBURSABLE
                                                     EXPENSES

                                            No funds (including any interest
                                            earned thereon) will be disbursed
                                            from the escrow account for the
                                            payment of accrued salaries or
                                            reimbursement of expenses incurred
                                            on our behalf prior to the effective
                                            date of this offering by our
                                            officers and directors. Other than
                                            the foregoing, there is a limit of
                                            $36,000 on the total amount of such
                                            reimbursable expenses, and there
                                            will be no review of the
                                            reasonableness of such expenses by
                                            anyone other than our board of
                                            directors, all of whom are officers.
                                            In no event will the escrowed funds
                                            (including any interest earned
                                            thereon) be used for any purpose
                                            other than implementation of our
                                            business plan. See "Risk Factors."


RISK FACTORS                                The shares offered hereby
                                            involve a high degree of risk and
                                            immediate substantial dilution and
                                            should not be purchased by investors
                                            who cannot afford the loss of their
                                            entire investment. Such risks
                                            include, among others: our
                                            short-term existence and limited
                                            resources, the discretionary use of
                                            proceeds, and the intense
                                            competition in effecting our
                                            business strategy. See "Risk
                                            Factors."

SUMMARY FINANCIAL INFORMATION

                          SUMMARY BALANCE SHEETS


                                                         March 31, 2004       December 31,
                                                           (unaudited)           2003

                                                         ----------------     --------------
                                         Assets
                Current assets

                                                     $            83,140   $         24,227
                Other assets                                     584,687              1,170

                                                         ----------------     --------------

                Total assets                         $           667,827   $         25,397

                                                         ================     ==============

                                      Liabilities
                                          and
                                     Stockholders'
                                    Equity (Deficit)

                Current

                liabilities                          $           214,551   $         33,927

                                                         ----------------     --------------
                Total

                liabilities                                      214,551             33,927

                Total
                stockholders'

                equity (deficit)                                 453,276            (8,530)

                                                         ----------------     --------------
                Total
                liabilities  and
                stockholders'
                equity (deficit)

                                                     $           667,827   $         25,397

                                                         ================     ==============


                        SUMMARY STATEMENTS OF OPERATIONS (unaudited)

                                                                 Period from
                                                                April 4, 2002

                                         For the three            (Date of
                                         months ended            inception)
                                        March 31, 2004          through March
                                                                  31, 2004

                                       ------------------     ------------------

                     Revenue       $              78,979   $             78,979

                     Total
                     operating

                     expenses                   (100,213)              (138,743)

                                       ------------------     ------------------

                     Other                        (1,256)                (1,256)
                     expense

                                       ------------------     ------------------


                     Net loss      $             (22,490)   $           (61,020)

                                       ==================     ==================


                                  RISK FACTORS

The securities offered hereby are highly speculative and involve substantial risks. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the value of our common stock to decline.

  OUR FINANCIAL STATUS CREATES A DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN FOR MORE THAN 12 MONTHS FROM THE DATE OF THIS PROSPECTUS, AND, IF WE DO NOT CONTINUE AS A GOING CONCERN, INVESTORS WILL LOSE THEIR ENTIRE INVESTMENT.


We have nominal assets and limited operations with which to create operating capital. We seek to raise additional capital to promote and advertise our services in an offering of our common stock on Form SB-2. If all the shares offered are sold, we will receive up to $4,964,000 net proceeds to pay for our estimated operating expenses. Depending on the number of shares sold from this offering, we may receive significantly less than the maximum proceeds or as little as $214,000 of net proceeds. There can be no assurance that such offering will be successful. In their review report dated June 25, 2004, our reviewers indicated that there was substantial doubt as to our ability to continue as a going concern due to on going losses since inception to March 31, 2004, and, that our ability to continue as a going concern is dependant upon our obtaining additional financing for our operations or reaching profitability. There can be no assurance that we will be able to achieve either of these.


  ALL OF OUR DIRECTORS AND OFFICERS WILL CONDUCT OUR ACTIVITIES ON A PART TIME BASIS. AS A RESULT OF THEIR PARTICIPATION IN BUSINESS ACTIVITIES OF OTHER COMPANIES, THEIR LIMITED ATTENTION TO US MAY DELAY THE DEVELOPMENT OF OUR BUSINESS.

Our chief executive officer, John P. Gorst, is the president and chairman of the board of Insynq, Inc. (Insynq), a public company. M. Carroll Benton, our chief administrative officer, secretary and treasurer is also chief administrative officer, secretary and treasurer of Insynq, and Joanie C. Mann, vice president of strategic alliances for Insynq is our executive vice president.

  WE HAVE FEW CUSTOMERS AND GENERATE LIMITED REVENUES AND IF WE FAIL TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN BY DEVELOPING A SOLID CUSTOMER BASE AND GENERATING REVENUES WE WILL GO OUT OF BUSINESS.

Our success is dependent on successful implementation of our business plan. This involves developing and expanding our operations on a profitable basis and developing marketing and promotional channels to promote our services on a regular basis. We have not entered into any customer agreements to utilize our services with any company. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of customers. If we fail to obtain contracts with a significant number of customers to generate meaningful revenues, we may not achieve profitability and may go out of business.

  WE FACE INTENSE COMPETITION FROM OTHER ASP PROVIDERS WITH SIMILAR APPLICATION SERVICES, WHICH MAY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

A large number of ASPs offer similar services that we plan to offer. Most of these companies have greater resources in terms of people, money and experience. If we cannot successfully compete with these firms, the future of our business and of operations will be adversely affected in terms of little or no revenue and profitability.

  OUR EXECUTIVE MANAGEMENT TEAM IS CRITICAL TO THE EXECUTION OF OUR BUSINESS PLAN AND THE LOSS OF EITHER ONES' SERVICE COULD SEVERELY IMPACT NEGATIVELY ON OUR BUSINESS.

Our success depends significantly on the continued services of our management personnel, John P. Gorst, chairman of the board, president and chief executive officer, M. Carroll Benton, secretary and treasurer, chief administrative officer and interim chief financial officer and Joanie C. Mann, executive vice president. Losing any one of them could seriously harm our business. Competition for executives is intense. If we had to replace either one, we would not be able to replace the significant amount of knowledge that they have about our operations. We do not maintain key man insurance policies on anyone. We do not have employment contracts with John P. Gorst, M. Carroll Benton and Joanie C. Mann.

  OTHER BUSINESS VENTURES OF OUR EXECUTIVE OFFICERS MAY PRESENT A POTENTIAL CONFLICT OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

John P. Gorst and M. Carroll Benton are two of our three officers and the sole directors and have substantial control in directing our activities. They are involved in other business activities, including Insynq, and may, in the future, become involved in additional business opportunities. If a specific business opportunity becomes available, they may face a conflict of interest. Either one may take advantage of this business opportunity through other companies with whom they work. In such event, we may lose potential revenue, which will negatively affect the value of shares of our common stock.

Although both current business activities that our officers are involved with are ASPs, we have different service offerings. We primarily will be selling our propriety software applications, either for local installation or as a hosted technology alternative through our value added resellers and dealer channels and integrating any future business or asset acquisitions into our business. Insynq services are to provide content to the telephone, cable and data-line industries, by offering virus protection, data storage, email management, marketing services, and hosted QuickBooks for their business customers by developing relationships within those industries. Sales will be generated by utilization of their own inside sales organizations.

  WE CURRENTLY DO NOT HAVE A DATA CENTER AND SERVER INFRASTRUCTURE REQUIREMENT, HOWEVER, WHEN WE DO, WE WILL NEED TO NEGOTIATE LEASES AND/OR PURCHASE. IF WE ARE UNABLE TO NEGOTIATE FAVORABLE LEASES OR PURCHASE WITHIN OUR BUDGET ALLOWANCE, WE WILL NOT BE ABLE TO EXECUTE A SIGNIFICANT PORTION OF OUR BUSINESS PLAN.

We currently do not own or lease server infrastructure or data center facilities, nor do we currently have a requirement for these components. When demand is created from our sales growth or future business or asset acquisitions, we will be required to meet these needs through a combination or leases and/or purchases. We cannot be assured that we can negotiate favorable leases, or if at all, or purchase within our budget allowance. If we are unable to accomplish this, we will be unable to execute on a significant portion of our business plan.

  SUBJECT TO OUR RAISING THE MINIMUM AMOUNT OF PROCEEDS FROM OUR OFFERING, WE WILL NEGOTIATE WITH INSYNQ FOR A SOLE AND EXCLUSIVE NON-COMPETE LICENSING AGREEMENT FOR THE BRAND E-ACCOUNTING. IF WE ARE UNSUCCESSFUL IN OBTAINING AN AGREEMENT ON FAVORABLE TERMS, OR IF AT ALL, WE WILL BE UNABLE TO EXECUTE ON A SIGNIFICANT PORTION OF OUR BUSINESS PLAN.

Subject to our raising the minimum amount of proceeds from our offering, we will negotiate with Insynq, a sole and exclusive, non-compete, licensing agreement for the e-Accounting business model and brand. Insynq has developed the e-Accounting brand of services and bundled third party products that directly address the needs of one our target markets, that of the accounting and bookkeeping professionals. If we are unsuccessful in obtaining an agreement on favorable terms, or it at all, we will be unable to execute on a significant portion of our business plan.

  IF WE ARE UNABLE TO OBTAIN KEY SOFTWARE APPLICATIONS FROM CERTAIN VENDORS, WE WILL BE UNABLE TO DELIVER OUR SERVICES, WHICH MAY RESULT IN THE TERMINATION OF OUR OPERATIONS.

We will rely on third-party suppliers, including Microsoft and Citrix to provide us with key software applications for our infrastructure and our hosted application rental model. Certain components or applications are only available from limited sources. If we are unable to obtain these products or other services, including connectivity services, in a timely manner at an acceptable cost or at all, it may substantially inhibit our ability to deliver our services, which may result in the termination of our operations. We may not be able to license these technologies on commercially reasonable terms or at all, and, if we fail to successfully integrate licensed technology into our operations, we may be forced to cease doing business.

  IF WE FAIL TO PROTECT OUR PROPRIETARY PRODUCTS FROM INFRINGEMENT THROUGH PATENTS, AND TRADEMARKS WE COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY AND OUR RESULTS OF OPERATIONS.

Our services are highly dependent upon proprietary technology, such as the Appgen Custom Suite, MyBooks Professional and the QwikQuote software. These applications and trade names are copyrighted but not protected by registered trademarks or patent rights. Currently, we rely on contracts, confidentiality agreements, and trade-secrecy laws to protect our proprietary rights in our technology. We will be pursuing several trademark, copyright, and patent registrations for our various products and their names. The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of a licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand name, devalue our proprietary content, and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially and adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

  DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT AND OTHER CLAIMS COULD BE TIME CONSUMING AND EXPENSIVE, AND, IF WE ARE NOT SUCCESSFUL, COULD SUBJECT US TO SIGNIFICANT DAMAGES AND DISRUPT OUR BUSINESS.

Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the disputed technology, our business and operating results would be significantly harmed. Intellectual property litigation has become prevalent in the Internet and software fields. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources.

  INSYNQ DOES NOT HOLD ANY PATENTS OR REGISTERED TRADEMARK RIGHTS TO THEIR E-ACCOUNTING BRAND AND PROPRIETARY SOFTWARE, AND, IF OUR COMPETITORS WERE TO IMITATE OUR LICENSED E-ACCOUNTING MODEL WE WOULD, IF WE HAD AN EXECUTED LICENSING AGREEMENT WITH INSYNQ, EXPERIENCE ADVERSE REVENUES AND PROFITABILITY.

Insynq has developed the e-Accounting brand and business model consisting of proprietary marketing materials and software, and, together are bundled with other third party services or products, which are directed, primarily, to the financial professional such as certified pubic accountants, bookkeepers and tax professionals. Insynq has not obtained any patents or registered trademarks for the brand e-Accounting or for their proprietary software. We will negotiate with Insynq for a master license agreement, subject to our raising the minimum proceeds from this offering, which would allow us the sole and exclusive use and development of this brand. Assuming we are successful in obtaining an agreement with Insynq that does not include protective rights, and, our competitors were to imitate this brand, we would experience adverse revenues and profitability.

  SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

After this offering, if we are successful in raising the maximum amount of proceeds, there will be issued and outstanding 22,500,000 shares of our common stock. Of these shares, the 10,000,000 shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 12,500,000 shares will be "restricted securities," subject to the volume limitations and other conditions of Rule 144 under the Securities Act. These restricted securities will first become eligible for resale under Rule 144 on November 7, 2004.

We cannot predict if future sales of our common stock, or the availability of our common stock held for sale, will materially and adversely affect the market price for our common stock or our ability to raise capital by offering equity securities. Our stock price may decline if the resale of shares under Rule 144, in addition to the resale of registered shares, at certain time in the future, exceeds the market demand for our stock.

Unless a trading market for our shares is developed, you will not be able to resell your stock, and, market makers may influence the stock price. Market conditions and market makers may cause your investment in our common stock to significantly diminish and may become very illiquid.

  WE PLAN TO HAVE OUR SHARES TRADE ON THE NASD OVER-THE-COUNTER BULLETIN BOARD. THERE IS NO TRADING MARKET FOR OUR SHARES, AND WE CANNOT ASSURE YOU THAT ANY SUCH MARKET WILL EVER DEVELOP OR BE MAINTAINED. THE ABSENCE OF AN ACTIVE TRADING MARKET WOULD REDUCE THE LIQUIDITY OF AN INVESTMENT IN OUR SHARES.

To the extent that brokerage firms act as market makers for our shares on the NASD over-the-counter bulletin board, they may be a dominating influence in any market that might develop, and the degree of participation by such firms may significantly affect the price and liquidity of our shares. These firms may discontinue their market making activities at any time. The prices at which our shares are traded in the market will be determined by these firms and by the purchasers and sellers of our shares, but such prices may not necessarily relate to our assets, book value, results of operations or other established and quantifiable criteria of value.

  OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS CONTROL US. THIS MIGHT LEAD THEM TO MAKE DECISIONS THAT DO NOT BENEFIT THE SHAREHOLDER INTERESTS.

John P. Gorst, M. Carroll Benton, Mark Levin, Clifford Mastricola and Clayton Chase will beneficially own approximately 54.9% of the outstanding stock upon completion of this offering. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially and adversely affect the market price of the common stock.

  OFFICERS, DIRECTOR AND PRINCIPAL SHAREHOLDERS OWN SHARES OF OUR CLASS A COMMON STOCK WITH SUPERIOR VOTING RIGHTS. CONTROL BY THESE SHAREHOLDERS COULD HAVE AN ADVERSE EFFECT ON OUR STOCKHOLDERS.


Our board of directors is authorized to issue up to 5,000,000 shares of class A common stock pursuant to which the holders of such stock are entitled to one hundred (100) votes for each share held, on all matters submitted to stockholders, which voting power may be used by the holders of such stock to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock. As of June 30, 2004, we have issued 1,200,000 shares of our class A common stock to two of our officers and directors and three other principal shareholders.

  WE HAVE FOURTEEN UNSECURED SHORT-TERM PROMISSORY NOTES PAYABLE IN THE AMOUNT OF $172,500. IF WE ARE UNABLE TO REPAY THESE NOTES WHEN DUE, WE COULD INCUR JUDGMENTS AND EXPENSIVE LEGAL FEES.

We have fourteen unsecured promissory notes payable in the amount of $172,500, which are due July 10, 2004. These notes bear interest at the rate of prime plus 1%. If we are unable to raise adequate net proceeds from this offering to payback the note holders, and if we are unable to negotiate an extension of the original note term, and if we are unable to secure new loans to payback the original notes, we may incur judgments and expensive legal fees.


  WE MAY HAVE A NEED FOR SUBSEQUENT FUNDING. IF WE DO NOT GET SUCH FUNDING WE MIGHT NOT BE ABLE TO CONTINUE OPERATIONS.

We may need further funding to proceed with our proposed plan of business. We do not have a commitment with respect to any additional capital. We have no loan commitments or lines of credit with banks or other financial institutions. Therefore, the continuation of our business will depend on our ability to raise additional funds through equity and/or debt financing. We cannot assure you that we will be able to obtain additional funding when or if it is needed, or that such funding, if available, will be obtainable on terms favorable to and affordable by us. Our inability to obtain additional funding, when required, would impair severely our business operations.

This prospectus contains certain forward-looking statements based on our current expectations, assumptions, estimates and projections about our industry and us. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in this section and elsewhere in this prospectus. Such factors include those set forth in this section and elsewhere in this prospectus.


                                 USE OF PROCEEDS

In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. The table also shows how we plan to use the proceeds of the offering.

                             AMOUNT OF NET PROCEEDS


                                           AT 5%        AT 25%         AT 50%             AT 75%            AT 100%
                                           -----        ------         ------             ------            -------

   Proceeds from the Offering              $250,000    $1,250,000      $2,500,000         $3,750,000        $5,000,000
    Less: Offering Expenses                  36,000        36,000          36,000             36,000            36,000
                                        ------------ ------------- --------------- -- --------------- -- --------------
   Net Proceeds from Offering              $214,000    $1,214,000      $2,464,000         $3,714,000        $4,964,000
                                        ============ ============= =============== == =============== == ==============

   Use of Net Proceeds:


     Repayment of Loans                          $-      $176,500        $176,500           $176,500          $176,500
     Acquisitions                                 -       333,500       1,177,500          1,914,500         2,573,500
     Acquisition/Finder Fees                      -        10,000          60,000            150,000           250,000
     Infrastructure                               -        62,500         125,000            187,500           250,000
     Research and Development                     -        62,500         125,000            187,500           250,000
     Sales and Marketing                     50,000       186,500         350,000            562,500           750,000
     Operations                              58,600       131,100         381,940            456,600           631,850
     Consultants                            105,400       251,400          68,060             78,900            82,150

                                        ------------ ------------- --------------- -- --------------- -- --------------
   Total Use of Net Proceeds               $214,000    $1,214,000      $2,464,000         $3,714,000        $4,964,000
                                        ============ ============= =============== == =============== == ==============

We intend to utilize the proceeds from this offering as set forth in the above columns. No assurances are given that we will sell any shares.

The net proceeds, monies to be used, include but are not limited to, due diligence, travel and related out-of-pocket expenses, and consulting fees, if any. Proceeds will also be used to pay other costs of our operations, including legal fees and costs incurred in filing periodic reports under the federal securities laws and the repayment of outstanding loans. A portion of the gross proceeds raised hereby may be paid to officers, directors and promoters, and their affiliates or associates, for any of their out-of-pocket expenses relating to this offering, not to exceed $500 per individual, including travel. However, no portion of the proceeds raised hereby will be paid to those persons, directly or indirectly, as, officers' accrued salaries, directors' fees, and purchase of shares or other payments, in accordance with an informal understanding among management. Management is not aware of any circumstances under which such policy may be changed.

We have not and do not presently intend to impose any limits or other restrictions on the amount or circumstances under which any of such transactions may occur, except that none of our officers, directors or their affiliates shall receive any personal financial gain from the proceeds of this offering, except for reimbursement of out-of-pocket offering expenses as aforementioned. No assurance can be given that any of such potential conflicts of interest will be resolved in our favor or will otherwise not cause us to lose potential opportunities.

None of the proceeds raised hereby will be used to make any loans to our promoters, management or their affiliates or associates of any of our shareholders. Further, we may not borrow funds and use the proceeds therefrom to make payments to our promoters, management or their affiliates or associates.


                                    DILUTION

We were initially capitalized by the sale of common stock to our founders. As of March 31, 2004, (unaudited) the following table sets forth the difference between our issued and outstanding shares and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

THE TABLE BELOW, AS OF MARCH 31, 2004 (UNAUDITED), ASSUMES THAT THE MINIMUM (5%) OF THE AMOUNT OF COMMON SHARES OFFERED HEREBY IS SOLD.


                                   COMMON SHARES ISSUED            TOTAL CONSIDERATION         AVERAGE PRICE
                                  NUMBER          PERCENT          AMOUNT          PERCENT       PER SHARE

Founders                           12,000,000      92.4%                $30,000     5.6%              $0.0025
Asset Purchase Issuance               500,000       3.8                 250,000    47.2               $0.50
                              ---------------- -------------- ------------------ ------------
Total before offering              12,500,000      96.2                 280,000     52.8
New Investors                         500,000       3.8                 250,000     47.2              $0.50
                              ---------------- -------------- ------------------ ------------
Total                              13,000,000      100%                $530,000     100%              $0.041
                              ================ ============== ================== ============

THE TABLE BELOW, AS OF MARCH 31, 2004 (UNAUDITED), ASSUMES THE MAXIMUM (100%) AMOUNT OF THE COMMON SHARES OFFERED HEREBY IS SOLD.


                                   COMMON SHARES ISSUED            TOTAL CONSIDERATION       AVERAGE PRICE
                                  NUMBER          PERCENT          AMOUNT         PERCENT      PER SHARE


Founders                           12,000,000      53.4%                $30,000    0.6%             $0.0025
Asset Purchase Issuance               500,000       .2                  250,000     4.7               $0.50
                              ---------------- -------------- ------------------ -----------
Total before offering              12,500,000      55.6                 280,000     5.3
New Investors                      10,000,000      44.4               5,000,000     94.7              $0.50
                              ---------------- -------------- ------------------ -----------
Total                              22,500,000      100%              $5,280,000     100%             $0.235
                              ================ ============== ================== ===========

AS OF MARCH 31, 2004 (UNAUDITED) THE FOLLOWING TABLE REPRESENTS THE DILUTION PER SHARE BASED ON THE PERCENTAGE SOLD OF THE TOTAL AMOUNT OF COMMON SHARES BEING OFFERED.


                                                                      COMMON SHARES   COMMON SHARES
                                                                         5% sold        100% sold
                                                                     ---------------- ---------------


            Offering price                                              $0.500          $0.500
            Net tangible book value before offering                     $0.036          $0.036
            Increase attributable to the offering                       $0.015          $0.205
            Net tangible book value after giving effect
            to the offering                                             $0.051          $0.241
            Per share dilution to new investors                         $0.449          $0.259
            Percent dilution per share                                  89.73%          51.85%

As of March 31, 2004, the net tangible book value, "unaudited", of our common stock was $453,276 or $.036 per share based on the 12,500,000 shares outstanding. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. After giving effect to the sale by us of 10,000,000 common shares at an offering price of $0.50 per share and after deducting estimated expenses, our pro-forma net tangible book value as of that date would be $5,417,276 or $0.241 per share, based on the 22,500,000 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $0.259 per share to the new investors who purchase shares in the offering ("New Investors"), as illustrated in the table above. (Amounts are expressed on a per share basis.)


                                 DIVIDEND POLICY

We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.


                                 CAPITALIZATION

This table represents our capitalization as of March 31, 2004, (unaudited), as adjusted to give effect to this offering.


                                                            ACTUAL               SHARES                 SHARES
  STOCKHOLDERS' EQUITY                                                           at 5%                 at 100%
                                                      ------------------- --------------------- -----------------------
  Class A common stock, $0.001 par
  value, authorized 5,000,000 shares
  Issued and outstanding 1,200,000
  shares at par value                                             $1,200                $1,200                  $1,200
  Common stock, $0.001 par
  value, authorized
  250,000,000 shares
  Issued and outstanding
                               12,500,000 shares at
                               par value                          12,500                12,500                  12,500
                               Additional paid in
                               capital                           267,500               267,500                 267,500
                               Additional paid in
                               capital for issuance
                               of warrants                       233,096               233,096                 233,096
  Offering at 5%               500,000 shares at
                               par value                                                   500
                               Additional paid in
                               capital                                                 249,500
  Offering at 100%             10,000,000 shares at
                               par value                                                                        10,000
                               Additional paid in
                               capital                                                                       4,990,000
  Offering expenses                                                                   (36,000)                (36,000)
  Accumulated deficit                                           (61,020)              (61,020)                (61,020)
                                                        ------------------- --------------------- -----------------------
  Total stockholders' equity                                   $453,276              $667,276              $5,417,276
                                                        =================== ===================== =======================


                              PLAN OF DISTRIBUTION


The shares will be offered and sold by our principal executive officers and directors. None of the officers and directors (a) is subject to a statutory disqualification (as defined in Sec. 3(a)(35), (b) is paid commissions or other remuneration for securities transactions, or (c) is an associated person of a broker or dealer. The shares are offered by us at $.50 per share with 500,000 shares required to be sold before any funds can be released from escrow and with a 10,000,000 share maximum basis. Our officers and directors will offer the shares to vendors doing business with the corporation and to persons using the software when such persons are able to be identified as users. We expect to also advertise the sale of our securities in financial publications such as Forbes magazine in their display-classified section. We currently do not intend to select a broker-dealer to sell our securities. However, if we were to select a broker-dealer, then we will file a post effective registration statement of which this Prospectus will be a part to identify the selected broker-dealer at such time as such broker-dealer intends to sell shares offered in this offering and prior to such sale. All proceeds from subscriptions to purchase shares will be transmitted by us and any participating dealer to the escrow account by noon of the next business day after receipt.


Our officers, directors and major shareholders are the only persons who have been instrumental in arranging our capitalization to date. Neither of our officers nor our directors are acting as a nominee for any person or is otherwise under the control of any person or persons. There are no agreements, agreements in principle, or understandings with regard to compensation to be paid by us to any of our officers or directors.

It is anticipated we may make sales of shares to officers and directors. These purchases shall be made for investment purposes only and in a manner consistent with a public offering of our shares. Such purchases may be used to reach the amount required for the purpose of closing of our offering in the event such amount is not reached as a result of lack of purchases by the general public. Thus, the officers and directors could purchase up to 100% of the amount required for closing if no sales are made to new shareholders. Such purchases will increase the equity interests already owned by the officers and directors.

Investors should carefully review the financial statements, which are an integral part of this prospectus.

If we file a post effective registration statement identifying selected broker/dealers, these dealers participating in this offering are required to deliver a copy of the final prospectus to any person who is expected to receive a confirmation of the sale at least 48 hours prior to the mailing of the confirmation.

ESCROW AGENT

All securities issued in connection with first 500,000 shares of this offering and the gross proceeds from the offering shall be deposited promptly into an escrow account with National City Bank, NA. Wire transfer instructions are shown in the subscription documents.


                                  OUR BUSINESS

Except for historical information, the following description of our business contains forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those set forth in these forward-looking statements as a result of a number of factors, including those set forth in this prospectus under the heading "Risk Factors."OUR HISTORYUnless the context requires otherwise, the terms "We", "Our" and "Us" refer to Aptus Corp. which was incorporated under the laws of the State of Delaware on April 4, 2002, and in November 2003 we began the early stage of implementation of our business plan.
OUR BUSINESSGENERALWe are engaged and have begun implementation of a targeted and strategically defined plan to purchase selected assets or businesses from within the highly fragmented application service provider and software development industries. Our acquisitions will enable us to offer hosted proprietary software along with other hosted software business solutions distributed over Internet provider services. As a result of our implementation efforts, we recently acquired four business software applications from unrelated parties, along with other related intellectual property and miscellaneous furniture and equipment.

     On January 23, 2004, we acquired certain assets of Appgen Technologies, Inc. (Appgen) and Mark Andre, which include:

o The Appgen Custom Suite and MyBooks Professional, both accounting software applications,
o A limited amount of used computer equipment and a limited amount of used office furniture and equipment,
o    Trade and company name(s),
o    Web site "WWW.APPGEN.COM" and the domain name "appgen.com",
o    Customer lists,
o    Marketing materials,
o    Software documentation and manuals, and
o    VAR and dealer lists.


     On February 1, 2004, we acquired certain assets of QwikQuote, Inc, which include:

o    QwikQuote Sales and QwikQuote Professional Sales, sales quote applications,
o A limited amount of used computer equipment and a limited amount of used office furniture and equipment,
o    The QwikQuote name,
o    Web site "WWW.QWIKQUOTE.COM" and the domain name "qwikquote.com"





None of the trade names have been registered for trademarks and none of the software applications have had patents applied for, however, they do have unregistered copyright protection.

We will provide hosting for either leased applications or customer owned software, rent computing services to our customers for a monthly fee, and perform remote management, support and maintenance of our customers' servers from our network operations center.

We will develop and provide the necessary tools to our customers enabling them to implement business workflow and process ideas quickly and cost effectively. We will make it possible for many businesses to take advantage of technology solutions that have typically been reserved for larger business enterprises. These solutions will enable our customers to benefit from reliable and secure technology operations, which can grow or contract to accommodate changing business needs. These services can be delivered without undertaking the difficulty and expense associated with acquiring, disposing, building and maintaining the required in-house expertise and infrastructure.

Due to management's experience and in-depth knowledge of the ASP industry, we believe that the ASP or utility computing model of distributing computer processing services or software over the Internet has generally proven itself to deliver a lower total cost of operations as compared to building and maintaining physically separated information technology systems. This is due in part to the increasing complexities and significant financial investment of successfully deploying and maintaining the various components of software solutions, as well as the hardware and connectivity required for a successful Internet business operation. In addition, the operation must have the in-house expertise required to meet these challenges is significant and typically requires a host of technical specialists.

Our customers will connect to leased data center facilities over the Internet, through an Internet connection, such as a telephone line or a digital cable line. We intend to provide our services with the speed, simplicity and reliability of a traditional utility-like service. Like a utility company, we will allow business customers to "turn on", or access, their software applications and data instantly, on-demand, through any web enabled computer, regardless of operating system.

With the customer utilizing our on-demand computing platform, we can consistently deploy our customers' operations across multiple locations while maintaining those services through a centralized operations center. Among other things, our services will enable our customers to:

o Quickly expand their Internet presence as business opportunities arise in new geographies and markets, and

o Efficiently incorporate new and evolving technologies into their existing business operations.

 The ASP concept reduces the risk of computer viruses, allows for ongoing backup of user data and important information, disaster recovery and security. The ASP model also reduces the phenomena of software piracy, as the software title is no longer downloaded or installed on the user's computer.


BUSINESS STRATEGY

We target selected assets or businesses of ASP companies that are at or below the 1,500-subscriber level. These targets are those that have developed messaging, disaster recovery, accounting and finance, sales force management, enterprise resource planning, customer relationship management, manufacturing resource planning, or human resources applications. Our strategy is to apply basic consolidation practices, which should reduce overhead and increase net margins.

We will identify these targeted assets or businesses, through a variety of means, such as the bankruptcy courts, referrals, independent research and trade publications. These companies will, at a minimum, have target markets and the prospects of a well-defined and long-term revenue stream. While we recognize some companies may not be currently profitable, they may still be suitable candidates because we would be able to consolidate many common expenses. Through this consolidation principle we believe we can achieve a larger base of users, reduce expenses and generate more profitable revenues.

Target organizations or selected assets for acquisition will meet the following service mix criteria:

Windows or Unix application hosting services utilizing either of the following technologies

Citrix Metaframe, Tarantella Enterprise, Microsoft Terminal Services, or New Moon Canaveral

Mission critical applications such as:

Messaging, Disaster Recovery, Accounting and Finance, Sales Force Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, or Human Resources

KEY VERTICAL MARKET PRODUCTS

Due to management's experience and in-depth knowledge of the ASP industry and the recognition of the various pitfalls and opportunities that exist in the market, we strongly believe that an ASP eventually should own and/or control its core content (Intellectual Property) just as the cable industry has done. With the cable industry now maturing, content has become strategically vital to the equally important distribution network.

The ASP industry and Internet delivery model has reached a similar level of maturity. Website development and hosting services has become commonplace and has fueled the need to replace unproductive static content with bundled interactive business applications and processes. With that in mind, it is our intention to acquire several more business niche software applications that are either Web- or Windows-based that can be added to our Appgen Custom Suite of accounting applications. The modular nature of the Appgen Custom Suite allows us to bundle the application functionality into a single package, or deliver specific modules individually.

Accounting and bookkeeping practices spend tremendous amounts of time traveling to client offices and manipulating and transporting electronic and paper media. Many view this as the "necessary evil" of the service they provide, particularly when the desire is to have access to the same accounting data using the same applications.

By proxy, the financial professional has evolved as their clients' software and information technology consultant. In addition, the professional, often acts as the small business CFO, and is generally the one from whom a business owner takes advice. Yet, in the Internet and e-business economy, the accountant's position may be weakened by not clearly understanding the importance and appropriate uses for technology.

Unfortunately, this progression into technology consulting does not work for everyone. Many accounting and bookkeeping practices continue to find it difficult to express their value to their client base, to grow their practice through value-added service opportunities, all while keeping their costs of doing business down. Competencies in accounting and finance may become clouded with the perceived additional competencies in technology, thereby causing many professionals to hesitate in becoming more involved with technology for fear of losing client credibility. As the primary outside influencer to most businesses, and working in an increasingly competitive industry, the accountant cannot afford to make serious business mistakes involving his clients.

We believe our computing models or business solutions will assist a wide range of businesses financial professionals to close the technology gap. Our business computing solutions are as follows:

QWIKQUOTE SOFTWARE

Our four versions of QwikQuote Software are QwikQuote Sales, single user, and network version, and QwikQuote Professional Sales single user and network version, and, are designed for the electronic business processes, such as emailing the quote directly from our software. Our software allows for the generation of customized sales quotations and assists sales people by managing their company's inventory or products. QwikQuote can also link to popular contact manager applications, such as ACT!, Goldmine, Outlook, TeleMagic and Maximizer, so that quotes can be synchronized and attached to the customer contact record. It is our opinion, for a sales force to succeed, they should be equipped with current and accurate product and pricing information that quickly satisfies the modern customer's demands and time constraints. QwikQuote can assist them with this problem by providing an electronic means of storing product information in the form of picture, video, database, and free text that is instantly available when a customer asks a question. Installed, using our on-demand model, sales people can access and record their sales quote anytime, anywhere.

Our QwikQuote software is copyrighted, but not registered, and, is not protected by patent rights.

ALWAYS-ON UTILITY COMPUTING

This level of service provides for either leased or customer owned standard Windows applications, such as MS Office, Intuit's QuickBooks or other Windows based products to the SME and SOHO customers on a subscription basis alleviating the need for the customer to purchase servers, anti-virus software, information technology consultant services or other items needed to maintain a Windows network.

Always-On allows for secured storage of data and information at leased data centers. This service, Always-On, also provides the customer with the added value and features of a wide-area network, allowing remote access to applications and data anytime, anywhere.

APPGEN CUSTOM SUITE

Our Appgen Custom Suite software is a collection of collaborative commerce modules from which a customer may select to form a total business computing environment for the mid-sized business. These modules are designed specifically for use by mid-sized enterprises of all types, and may be assembled in any way that suits their business needs. The modules include general ledger, accounts receivable, accounts payable, payroll processing, billing, bank reconciliation, sales order processing, purchase order processing, inventory control, job cost tracking, bill of materials, and others. The business accounting modules are modifiable and grow with the customer's business. The Appgen Custom Suite may be deployed on Unix, Windows, Mac OS X, and Linux operating systems on a single computer or any other type of networked configuration.

The Appgen Custom Suite of applications are copyrighted, but not registered, and, are not protected by patent rights.

MYBOOKS PROFESSIONAL

MyBooks Professional is a collaborative
accounting system for small to mid-sized businesses that is designed to simplify the approach to accounting with jargon-free menus that make it easy to manage a user's business. A single application interface for either a service-based or product-based company helps grow the business by gaining control over information regarding sales, customers, vendors, purchases, bank accounts, inventory, billing, payroll, and financial statements, with complete sales order and purchase order subsystems and a separate accountant's page that includes the functions of the underlying general ledger system. MyBooks Professional is a true double entry, fully auditable accounting system and is modifiable and scalable. The application can accommodate one to ten simultaneous users and is installable on Unix, Apple Mac OS X, Linux, and Microsoft Windows, requiring little or no technical assistance. It may be used by a single user on a single machine, or by multiple users in a network Windows environment or other operating systems such as Macintosh or Linux server with any combination. MyBooks Professional is modifiable by its worldwide network of developers and VARs.

MyBooks Professional is copyrighted, but not registered, and, is not protected by patent rights.


PLANNED PRODUCTS AND SERVICES

E-ACCOUNTING

We will negotiate with Insynq, subject to our raising the minimum amount of proceeds from our offering, a sole and exclusive, non-compete, master licensing agreement, for the e-Accounting business model and brand. Insynq, an ASP, has provided hosted business solution applications since 1997. During this time, Insynq developed the e-Accounting brand of services and bundled third party products that directly address the needs of the accounting and bookkeeping professionals. We will have the right to further enhance the offerings of the e-Accounting model as the market dictates.

Currently, e-Accounting products and services include:

o E-COLLABORATE AND E-WORKPLACE - proprietary document management and work flow process software applications, owned by Insynq. These applications are copyrighted, but not registered, and, are not protected by patent rights.

         Insynq has obtained the permission from third party vendors to add their services from which our customers may choose to purchase directly:

o EFILESHARE - is a document storage service which allow our customers to create a shared file system on the Internet, assign users and permissions, and allow people inside and outside of their company to interact and collaborate in real-time. Automatic data backup included.

o CONSTANT CONTACT - is a web-based email marketing service. Small- and mid-sized businesses build their email list, create and send professional email newsletters and promotions, and track results with this self-service solution. No technical expertise required.

o BIZACTIONS - is a weekly email communication system that keeps our customers connected with their clients, prospects and referral sources. Our customers may get more business by providing valuable ideas, making timely announcements and accessing online reports that discover key information and needs about their clients and prospects.

o BSYTECH - is a provider of template or custom web sites for professional service firms and businesses that want affordable websites.

o J2 GLOBAL COMMUNICATIONS - has developed a way to receive faxes and voicemail from anywhere. People send faxes and voicemail to our customer's j2 fax number and receive them by email.


In addition, the e-Accounting brand anticipates developing a set of business processes that speak to the growing interest in back office transaction processing by the third party, commonly called outsourcing.

We intend, with the licensed business model, the online technology delivery, and the application environment, bundled together, to address the specific needs of the financial professional. Through the increased efficiencies experienced with the e-Accounting services, professional accountants and bookkeepers will find that they will be able to realize increased revenues by billing for additional value added services. We will provide our customers with the opportunity and tools necessary to broaden their scope of professional services and involvement with their clients' business, and we believe we have the expertise and resources to help those businesses transition to or incorporate Internet business technologies. The professional now has the opportunity to develop new competencies in business technologies without having to invest the entire practice and put the client base at risk. Therefore, e-Accounting allows the professional to establish a position more closely to the top of the business value chain, and also creates additional business opportunities for bookkeeping and data processing services. This value opportunity is directly extended to client businesses and outsourcing agencies, as well.


Our online technology delivery model will allow both the professional and the client to access and work simultaneously and interactively ("real time") on the same data file. This business solution, therefore, employs and delivers the most recent, up-to-date financial information to its user(s), whether it is the accountant, the business owner or management. As a real time solution, this model provides the most recent data immediately and allows its users to make informed decisions based on current financial data, statements and analyses.

Our target will be the small to medium sized financial professional firm whose client base primarily uses accounting software, such as QuickBooks and requires assistance from the professional in the maintenance of the data. We will market to those financial professionals by employing the functions of direct telemarketing, e-marketing, direct mail, seminars and trade shows.

The target market for the software products will also be the small-to-midsize for-profit businesses. QuickBooks is a product that may be sold and implemented by consultants, VARs, and CPAs.

While we currently do not have any third party software vendor agreements, we will actively seek licensing agreements for those applications that will allow us to provide our services and those which will enhance the value of the e-Accounting services to the customer.

MARKETING AND SALES

QWIKQUOTE SOFTWARE

We sell our QwikQuote Sales and QwikQuote Professional Sales through our web site, WWW.QWIKQUOTE.COM. The information on this web site is not part of this prospectus. Interested potential customers, after providing their name and contact information, may download a copy of the software for testing. We then call the potential customer to determine if there are any specific questions or requirements. The customer may then purchase the downloaded software and have it registered for full use. These companies are usually the small to medium sized enterprise.

We also, for a fee, distribute our software through a third party vendor, Digital River. This vendor is an e-commerce platform designed specifically to reduce costs and streamline digital software sales. Customers can search their web site, www.digitalriver.com, for our software by title or functionality and download to their computer and call us for registration.

We have four versions of our QwikQuote Software:

          QwikQuote Sales Software - single user, retail price is $199.00 QwikQuote Sales Software - one to ten concurrent users, retail price is $649.00
          QwikQuote Professional Sales Software - single user, retail price is $249.00
          QwikQuote Professional Sales Software - one to ten users, retail price is $1,475.00

Sales of our QwikQuote Software, prior to our purchase, from January 2003 through January 2004 were approximately $171,500. The number of units sold was 1,062. To-date, our sales for the month of February 2004 are approximately $11,600 for 82 units; for the month of March 2004 sales are approximately $14,300 for 88 units; for the month of April 2004 sales are approximately $11,674 for 85 units, and; for the month of May 2004 sales approximately $14,840 for 113 units.


ALWAYS-ON

We will sell to small and medium enterprises and the high-end segment of the small office and home office market for the sale of hosted leased or owned software and access to Internet-related services. We will sell products and services to our customer subscriber base that allows our customers to adopt "Web-based" computing that serves as an alternative to both traditional local area networks and wide area networks implementations. The Always-On service will be marketed and sold through direct telesales for the smaller (10 - 50 user) customers, and through face-to-face sales for the larger clients that have more complex needs.

APPGEN CUSTOM SUITE

Existing reseller and channels are preferred, though strong direct sales organizations will be considered. Our first acquisition, Appgen Custom Suite, has given us a historical sales database of approximately 300 prior dealers and 80 prior value added resellers (VARs). These dealers and VARs are located throughout the world. Our marketing plan includes the re-introduction of our Appgen software products to these potential resellers. These resellers often develop their own applications around the Appgen Custom Suite and open whole new vertical markets for themselves while easily integrating the new packages or modules and customizations with the accounting software. Other services they may offer include delivery and setup, training, technical support, software tailoring, and custom programming.

Our resellers of the Appgen software are:

Platinum Level - Currently we have nine Platinum Level VARs. A Platinum Level VAR is a business authorized by us to sell our software products, namely the Appgen Custom Suite and the MyBooks Professional. This level VAR will generally target various vertical segmented markets, such as automobile dealerships, the large retailer, the "chain retailer", the motor transportation and distribution industry, staffing agencies or the lumber industry. Typically, this VAR, or any of the following VARs, will customize the Appgen Custom Suite software specific to meet the exacting and industry needs of its customer.

Our Platinum VAR may market the customized software under its own proprietary brand name or our un-customized brand, much the same as a Developer or VAR would with other software manufacturers, such as Microsoft. The Platinum VAR, rather than staffing its own sales force, may enter into agreements with other independent contractors who also have expertise in the same vertical markets of the Platinum VAR. As such, these sub-contractors then become a Gold or Dealer Level VAR. Neither Aptus nor the Platinum Level VAR make any payments to the Gold or Dealer Level VAR.

We charge the Platinum VAR a fixed fee and for that fee it is entitled to purchase from us, at a discount, the software application, Appgen Custom Suite, and user licenses for their resale. In addition, the Platinum VAR will receive a commission from us in consideration of the support and reporting requirements of the subcontractor Gold and Dealer Level resellers. The negotiated commission is based on the retail value of the licenses purchased and re-sold through these two other level resellers. To date, we do not have Platinum VARs with subcontractors.

The Platinum VAR essentially bundles the Appgen Custom Suite or the MyBooks Professional software, customized or un-customized, with other services or products that they may provide and sell to their customers. In order to customize the software to meet their customer's requirements, the VAR will purchase a Developer's Kit. We copy the application from the master copy of the software on to installation media, such as a compact disk (CD) and ship to the VAR for installation at the customer site. User licenses are issued upon registration by us. Support for the Appgen and MyBooks software is also included in the Platinum Level.

Gold Level - We have one Gold Level VAR. The difference between the Platinum Level and the Gold Level VAR is that the Gold VAR is not authorized to have subcontractors and the level of discount on purchases of our products and licenses. We charge the Gold Level VAR a fixed fee, and, for that fee it is entitled to purchase the software and end user licenses at a discount. A Gold Level reseller may bundle the Appgen Custom Suite or MyBooks Professional, customized or un-customized, with other services or products that it may provide and sell to their customers. A Developer's Kit is available to the VAR with which to customize the base software to meet their customer's requirements. We copy the application from the master copy of the software on to installation media, such as a CD and ship to the VAR for installation at the customer site. User licenses are considered delivered upon registration by us. Support for the Appgen software is also included in the Gold Level.

Dealer Level - We have seven Dealer Level VARs. The distinguishing feature of Dealer Level VAR and the Platinum and Gold Level VARs is the rate of discount involved with purchases of our products and licenses. A Dealer Level reseller may bundle the Appgen Custom Suite or MyBooks Professional, customized or un-customized, with other services or products that they may provide and sell to their customers. A Developer's Kit is available to the VAR with which to customize the base software to meet their customer's requirements. We copy the application from the master copy of the software on to installation media, such as a CD and ship to the VAR for installation at the customer site. User licenses are considered delivered upon registration by us. Support for the Appgen software is also included in the Dealer Level.

Each potential VAR is free to choose the level of involvement in purchase discounts for the software purchased for resale and any volume pricing. A Gold or Dealer Level VAR may wish to associate with a Platinum VAR to take advantage of certain technical and vertical marketing expertise.
We target the VARs and dealers of the more complex line of business applications such as accounting, sales management, contact management, and human resources that require a more involved and complex back office functionality. By providing their applications in an ASP model, the reseller can increase new sales and reduce sales cycles by off-loading the back office technical complexities to us. The service is provided to the medium enterprise exclusively through resellers and dealers, and when appropriate these software packages may be offered to the existing Always-On users.

We intend to develop long-term relationships with VARs and dealers and together market the service to the end-users. Revenues will be generated from the direct sales of local installations and/or software hosting fees, and additional value added offerings such as online training and E-commerce references. We will support and promote the ongoing software industry trend toward renting software. Sales of the Appgen software products, from January 2003 to October 2003 prior to our purchase were approximately $336,800. The wholesale prices for our products range from $50 to $3,500 and may purchased by a VAR with a variety of discounts and volume pricing. Our sales for the month of February 2004 were approximately $33,500 for 66 units and for the month of March 2004 sales were $11,900 for 14 units; for the month of April 2004 sales were approximately $13,690 for 20 units, and; for the month of May 2004 sales were approximately $15,925 for 22 units.


The success of our marketing and sales activities is dependent, among other things, on our ability to retain and attract qualified resellers and telemarketers, as well as positive overall market perception of our products and services.


COMPETITION

The market for Internet based data processing, information technology services, hosted business solutions, and software applications are rapidly evolving and intensely competitive. In addition to a customer's internally built and supported operations, our primary current and prospective competitors include:

o    Providers of computer equipment,
o    Providers of co-location, web site hosting and related services,
o Providers of technology that have recently announced their intentions to offer some of the services that we may offer to a portion of our targeted customer base,
o Providers of Internet based systems integration or professional services, and
o    Developers of software similar to ours.

Many of our competitors have been in business longer than us, have significantly greater financial, technical, and other resources, or greater name recognition. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could negatively impact our ability to sell additional services on terms favorable to us. Competitive pressures could cause us to lose market share or to reduce the price of our services, either of which could harm our business, financial condition and operating results.

RESEARCH AND DEVELOPMENT ACTIVITIES

To remain competitive, we must continually enhance and improve the functionality and features of our software. Through a combination of outsourced developers and programmers and employees, each with differing coding skills, we will convert our Windows based accounting and quoting software applications to that which functions totally in an Internet environment. We will develop further Web-based software tools as the market demands.

PRODUCT MANUFACTURING AND DISTRIBUTION


We prepare a set of master program copies for our products for each respective computer operating system, such as Unix, Windows, Mac OS X, and Linux. Documentation is included in the master program. We do not package, warehouse or assemble our products for the general retailer of software applications. We deliver, upon each paid order, a copy of the program(s) on CD to the VAR for installation and registration at the customer site, or directly to the customer by request. Our product(s) may also be downloaded from our website and registered for full use. User licenses are considered delivered upon registration by us.

In connection with assets purchased on January 23, 2004 from Mark Andre, we executed a Distribution Agreement We will pay 5.5%, in perpetuity, on all gross proceeds from the sales of the Appgen Custom Suite and MyBooks Professional products. On April 15, 2004 we amended the Distribution Agreement to include a buyout provision in the amount of $1,250,000, which we may execute at any time at our discretion. We have not budgeted for this buyout provision during the next twelve-month period as our decision to execute the buyout would be, among other factors, available cash reserves from operations, future sales potential, and amounts previously paid under the Agreement.


GOVERNMENT REGULATION
Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy. Development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, which could have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues that include:

o    Sales and other taxes,
o    User privacy,
o    Pricing controls,
o    Characteristics and quality of products and services,
o    Consumer protections,
o    Cross-border commerce,
o    Libel and defamation,
o    Copyright, trademark and patent infringement, and
o    Other claims based on the nature and content of the Internet materials.

Such new laws may impact our ability to market our products and services offered on our web site in accordance with our business plan.

We may have to qualify to do business in other jurisdictions. If we make sales of our products or services, we anticipate that sales and our customers will be in multiple states and foreign countries. As our customers may reside in such state and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign company in each such state and foreign country. We are qualified to do business only in the state of Washington. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

At present, we do not collect sales or other similar taxes in respect of sales and shipments of our products through Internet purchases. However, various states have sought to impose state sales tax collection obligations on out-of-state direct marketing companies similar to us. A successful assertion by one or more of these states that it should have collected or be collecting sales tax on the sale of our products could result in additional costs and corresponding price increases to its customers.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

We currently own four software applications Appgen Custom Suite, MyBooks Professional and QwikQuote Sales and QwikQuote Professional Sales, which are copyrighted, but not registered, and, are not protected by trademark and patent rights. However, we would anticipate acquiring the appropriate protections at a later date. We regard service marks, domain names, and similar intellectual property as critical to our success. We will rely on trademark, unfair competition and copyright laws, trade secret protection and contracts such as confidentiality and license agreements with our employees, customers, partners, and others to protect our proprietary rights. Despite precautions, it may be possible for competitors to obtain and/or use the proprietary information without authorization, or to develop technologies similar to ours and independently create a similarly functioning infrastructure. Furthermore, the protection of proprietary rights in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the United States. Protection for proprietary rights in the United States or abroad may not be adequate.

We intend to license certain technology from third parties such as Citrix, Microsoft, and others, for our technologies that support business systems. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate licensed technology into our operations.

Although we are not aware of any infringement or misappropriation of our intellectual property or similar proprietary rights, it may be anticipated that infringements and misappropriations will occur as our business grows and there is more brand loyalty attaching to our trade names and domain names. We intend to police against infringement or misappropriation. However, we cannot guarantee that we will be able to enforce our rights and enjoin the alleged infringers from their use of confusingly similar trademarks, service marks, telephone numbers, and domain names.

We intend to police against infringement or misappropriation. However, we cannot guarantee that we will be able to enforce our rights and enjoin the alleged infringers from their use of confusingly similar trademarks, service marks, telephone numbers, and domain names. In addition, third parties may assert infringement claims against us. We cannot be certain that our technologies or service marks do not infringe on valid patents, trademarks, copyrights, or other proprietary rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management resources away from running the business as forecasted.

In addition, third parties may assert infringement claims against us. We cannot be certain that our technologies or service marks do not infringe valid patents, trademarks, copyrights, or other proprietary rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management resources away from running the business as planned.

DESCRIPTION OF PROPERTY

We lease approximately 750 square feet of office space located at 1127 Broadway Plaza #203, Tacoma, Washington 98402. The monthly rent is $550.00 and can be cancelled by either party with thirty (30) days notice. We also lease office space located at 300 Vanderbilt Motor Parkway, Hauppauge, NY 11788. The monthly rent is $750 and is renewable every two months and may be cancelled with sixty
(60) days notice. We currently do not have a data center and nor an infrastructure requirement. We will acquire these components, either purchased or leased, as sales and business demands grow. We cannot be certain that we will have successful negotiations to secure such leases with third party vendors.

CUSTOMER SERVICE AND SUPPORT

In order to support our new software applications, we outsourced all customer service and support functions. It is our intention to cease outsourcing this operation when our sales reach approximately $2,000,000. At present the customer service and support are limited to e-mail and toll-free telephone calls.


When we achieve our projected revenues, we plan to bring in house the customer service functions and completely supported by our own trained employees. These customer service employees will be responsible for analyzing customer service delivery requirements, provide for determining account support resource needs, developing service deployment processes, managing service deployment processes, administering level I technical support, surveying customer needs and satisfaction, and estimating account support costs.


Customer support will be available to subscribers in a number of ways:

     o E-MAIL. 24x7x365 Monitored email support accounts with 15-minute response time.

     o TOLL-FREE PHONE. 24x7x365 Manned call center with basic support and immediate escalation as needed.

     o LIVE CHAT. 24x7x365 Chat with our customer service representative in a support center. Access chat anywhere from our web sites by clicking on the "Support Chat" button.

     o SELF-SERVICE. Self-service support options to clients and resellers including administration tools to resellers, and Internet connectivity test tools.

     o ONLINE TRAINING. Customer service representatives to provide online training for clients utilizing web based conferencing and Citrix management tools.

EMPLOYEES


As of June 30, 2004, we employ three part-time, and, at present, do not receive compensation. Our staffing plan is built around meeting demand. As demand grows from the sale of our products and services, staff will be added to meet that demand, and not before. We intend to employ approximately fifteen people located in Tacoma, Washington and five on the East Coast.


                                PLAN OF OPERATION

We have engaged in no significant operations other than organizational activities, acquisition of capital and assets and preparation for the registration of our securities under the Securities Act of 1933. Since our inception to date, we have received nominal revenues, and we remain in the development stage and, have experienced no significant change in liquidity or capital resources or stockholders' equity. We anticipate incurring a loss as a result of organizational expenses, expenses associated with registration. We currently anticipate our offering expenses to be limited to accounting fees, legal fees, telephone, mailing, filing fees, escrow agent fees and transfer agent fees. See "Risk Factors."

With our recent acquisition of the Appgen Custom Suite, we have begun to market and sell to our VAR and dealer channel. They will be provided with technical development assistance when requested. We will assist the VARs in cooperative marketing to each of their niche markets by using telemarketing, e-marketing and direct mail. With our other recent acquisition, we will introduce our QwikQuote applications to the VAR channel for cross selling and increase our web presence to drive an increase in sales.

CASH REQUIREMENTs

In order to finance future acquisitions of assets and companies, and fund operations, it is our intent to raise gross proceeds of $5,000,000 less expenses of approximately $36,000 from this public offering. If we succeed in raising the maximum proceeds from this offering, we will apply $4,964,000 to our plan of operations over the next twelve months. This will allow us to reduce the time frame to become fully operational from several years to less than one year. The following summarizes our anticipated cash requirements to achieve these goals. Should we not raise the net minimum proceeds from this offering we will have to acquire debt to fund the aforementioned operating requirements.

The following table and discussion summarizes our planned use of cash under our different funding levels.


     Percent of Maximum Proceeds        at 5%         at 25%          at 50%          at 75%         at 100%
                                     ------------- -------------- --------------- --------------- ---------------
  Net Proceeds from Offering             $214,000     $1,214,000      $2,464,000      $3,714,000      $4,964,000

  Principal Use of Net Proceeds:

    1. Repayment of Loans                      $-       $176,500        $176,500        $176,500        $176,500
    2. Acquisitions                             -        333,500       1,177,500       1,914,500       2,573,500
    3. Acquisition/Finder Fees                  -         10,000          60,000         150,000         250,000
    4. Infrastructure                           -         62,500         125,000         187,500         250,000
    5. Research and Development                 -         62,500         125,000         187,500         250,000
    6. Sales and Marketing                 50,000        186,500         350,000         562,500         750,000
    7. Operations                          58,600        131,100         381,940         456,600         631,850
    8. Consultants                        105,400        251,400          68,060          78,900          82,150
                                     ------------- -------------- --------------- --------------- ---------------
  Total Use of Net Proceeds              $214,000     $1,214,000      $2,464,000      $3,714,000      $4,964,000
                                     ============= ============== =============== =============== ===============



1. We owe $172,500 as evidenced by fourteen unsecured promissory notes to thirteen individuals. These notes are due July 10, 2004 plus accrued interest estimated at $4,000. If we only raise the minimum level of funds, we will not have adequate net proceeds to payback the creditors. It is conceivable that under the minimum funding level we will need to request an extension of each loan into terms of one year or longer or seek new loans to replace the existing debt. If we are unable to negotiate an extension of terms or secure new loans to payback the original note holders, then we could incur judgments against us and expensive legal fees. However, if we are able raise proceeds at any level greater than the minimum funding level, our first use of the net proceeds will be to pay back the principal and interest of approximately $176,500 to the individuals.


2. We will spend approximately $2,573,500 to acquire assets or businesses if we are successful in raising the maximum amount of proceeds from our offering. We will target selected assets or businesses that integrate into the on-line delivery model utilizing Citrix Metaframe, Tarantella Enterprise, Microsoft Terminal Services, or New Moon Canaveral. Such applications may include messaging, disaster recovery, accounting and finance, manufacturing resource planning or human resources. We will employ a variety of means to seek out these business opportunities such as referrals, independent research and trade publications.

If we receive proceeds from any of the three mid-level offerings we will seek to purchase other, less impacting, opportunities, and obviously of lesser value, either in the form of asset purchases or business combinations, at approximate costs ranging between $333,500 (25% level) to $1,914,500 (75% level). Acquisitions of businesses and/or selected assets are critical to the overall success of our business. For this reason, we are committing substantial funds, approximately 28% to 52% of net proceeds, depending on the level of funds raised in order to achieve the first phase of our business plan. However, if we raise only our minimum amount of proceeds we will have to cease our acquisition activities until such time discretionary funds are available for executing this phase of our plan.

3. We estimate our Acquisition/Finder Fees to range from 3% to 10% of the total purchase price of the selected asset(s) or business(es).

4. We currently do not have a data center and an infrastructure requirement. We will acquire these components, either purchased or leased, as sales and business demands grow. Our intention is to add server equipment to that of any already leased equipment, as demand for computing is required. This need will be entirely dependent on sales and market demand for our new products. However, certain new customers may require special computing equipment. If we are unsuccessful in raising the maximum proceeds from our offering, we will limit the purchase of any equipment and accordingly look to leasing equipment to meet our short-term needs while relying on our projected revenues. It is our intent to lease as much of our equipment as possible in order to preserve cash. Depending on our success in selling our securities, our twelve-month budget for this infrastructure is estimated to range between $0.00 to $250,000.

5. To remain competitive, we must continually enhance and improve the functionality and features of our software. Through a combination of outsourced developers and programmers and employees, each with differing coding skills, we will convert our Windows based accounting and quoting software applications to that which function totally in an Internet environment. We expect, subject to our success in raising the maximum proceeds from our offering, it would take approximately 5,500 hours to complete the various conversions. If we raise funds at the 25% to 75% levels, we have committed approximately 5% of net proceeds to complete certain phases of the continued development, maintenance and enhancement of our products. We expect the hourly rate to remain constant regardless of funding. However, for each level of funding total hours are scaled accordingly to meet our cash requirement budget. If we raise only the minimum proceeds from our offering, we would have to curtail our conversion activity until at such time we have adequate funds reserved or committed from operating revenues.

6. We will continue to develop and execute on our strategic marketing plan, which will consist mainly of telemarketing, e-marketing, direct mail, trade shows and seminars at an approximate cost of $750,000. Subject to our raising the maximum proceeds from our offering, we plan to do the following:

     o Issue newsletters, which will be emailed to the finance professional, which outlines current developments and articles of interest. We also anticipate a bi-weekly supplemental newsletter promoting our products and services.

     o Mail marketing pieces to approximately 68,000 small to medium sized accounting and bookkeeping firms over the next year on a monthly basis. Any follow up on inquiries will be conducted by our inside sales team.

     o Purchase advertising space in a variety of trade magazine aimed at the financial professional and the various niche markets of the VARs' customers.

     o Target appropriate trade show events, and, subject to our raising the maximum proceeds from our offering, we anticipate attending one per month. If our minimum proceeds are raised from our offering, we will curtail our efforts and rely on our forecasted revenues.

     o Initiate a series of targeted seminars to the financial professional, which will explain our services and products and the on-line computing model. Seminars of this nature will also be targeted to the small to medium sized business. We intend to hold such seminars timed around the business cycle of the financial professional.

     o Enhance contact on our various web sites, such as WWW.QWIKQUOTE.COM, WWW.APPGEN.COM, and WWW.APTUS-3C.COM by increasing our product name recognition on the various search engines, such as WWW.GOOGLE.COM, WWW.YAHOO.COM and WWW.MSN.COM. We believe this is essential in gaining awareness of our services and software.

     o Conduct targeted telemarketing campaigns to the niche based financial professionals and the small to medium sized companies.

Should we raise less than the maximum proceeds, we are still committed to a budget ranging between 23% (at the 5% funding level) to 15% (at the 75% funding level) of net proceeds raised. However, we will not initiate direct mailings of our marketing brochures nor purchase advertising space in the various professional and trade magazines. We will direct our primary marketing efforts via Internet links and electronic newsletters. We also plan to eliminate our planned attendance at the national and regional CPA conferences and limit ourselves to only the local and western state conferences. We also will not attend other various trade business shows and forums. We will instead present our story by pre-registering interested parties for teleconferences. By these efforts, we believe that we can still achieve a high level of interest in our products regardless of the funding level. Other factors inclusive of marketing will be contingent upon opportunities not yet identified. Therefore, we plan to keep a small portion of these budgeted funds, regardless of the funding level, available for such occurrences. If we raise only the minimum proceeds from our offering, we will strictly limit our marketing efforts to the Internet and web site presence. We, however, strongly believe that a committed and strong marketing plan will reward us with increased sales and brand recognition.


7. We plan to use a portion of our proceeds to supplement our general and administrative operations. How we allocate the use of our proceeds is completely contingent upon the level of proceeds raised and the level of sales achieved. We believe that the following table best illustrates our estimate of how we plan to expend funds based on each respective level of net proceeds. There can be no assurance that even if a certain level of funds is raised, that the allocation of the net proceeds will be exact. These classifications are a result of managements' analyses of operations in order to meet minimum number of sales and are summarized below:



   Use of proceeds for operations:           AT 5%         AT 25%          AT 50%          AT 75%         AT 100%

     1. Salaries and burden                         $-             $-        $224,840        $286,000        $442,750
     2. Rent and utilities                      16,100         16,100          17,100          18,100          19,100
     3. Licensing and taxes                     22,500         90,000         105,000         112,500         120,000
     5. Professional fees                       20,000         25,000          35,000          40,000          50,000

                                          ------------- -------------- --------------- --------------- ---------------
   Total estimated operations                  $58,600       $131,100        $381,940        $456,600        $631,850
                                          ============= ============== =============== =============== ===============

     o We do not plan to pay wages and related payroll burden under the 5% and 25% funding levels. Under these two levels we intend to continue with certain independent contractors under existing consulting agreements. As such, we have budgeted for these individuals under the consultant classification. If we raise 50% or more of the offering, we may offer employment to some of these contractors, and, as such, we have classified a portion of the related expenses associated with these individuals as payroll and burden. If we raise 50% or more of our offering, we plan to add three full-time equivalent employees. We will retain staffing levels sufficient to sustain our momentum in achieving our goals. Staffing, other than the conversion of the contractors to an employee status, is expected to be a gradual process, justified only by an incremental increase in sales and the added administrative responsibilities resulting from more customers and reporting requirements. If we are unsuccessful in raising the minimum proceeds from this offering, and, without sufficient revenues, we will continue limiting our part-time employees to our chief executive officer, chief administrative officer and executive vice president.

     o Rents and utilities are planned to be relatively constant regardless of the funding levels. We do not anticipate a requirement for us to purchase office facilities, as it is our intention to lease these facilities when required. The only variable in this classification is an estimate on the increase use of utilities due to increasingly greater operations. We believe we have sufficient office space to handle our growth over the next twelve months.

     o Licensing and taxes is an overhead cost based on projected sales under each funding level. We have estimated the calculation of licenses at 7.5% of licensed product sales and taxes at 1.5% of gross sales. Licensed sales are estimated to range between $250,000 at the minimum funding level to $1,000,000 at the maximum funding level. Gross sales, which include the licensed product sales, are estimated to range between $250,000 at the minimum funding level and $3,000,000 at the maximum funding level.

8. Consultants are individuals that will add value to the overall operations. We may offer full time employment to certain of the independent contractors if we raise 50% of more of the maximum offering of shares.


While currently we do not have any agreements with third parties, we intend to develop arrangements to bundle other products and services with our proprietary software and ASP capabilities as the market demands. We will continue to search the market for new and innovative products and services to offer to our customers.

WORKING CAPITAL REQUIREMENTS


We have a deficit in working capital at December 31, 2003 (audited) of $ 8,530 and as of March 31, 2004 (unaudited) of $131,411. The deficit is primarily a result of borrowing short-term money to fund the initial stages of our operation from Insynq, Inc. and from thirteen creditors for a total $172,500 as evidenced by fourteen unsecured promissory notes. We plan to pay back the fourteen promissory notes either from proceeds from our offering or from reserved cash flow from operations. However, if we are unable to raise adequate net proceeds from our offering, we will need to negotiate an extension of terms, or secure new loans to payback our note holders. If we are unsuccessful in our offering, the extension of new loan terms, or securing new loans, we could incur judgments against us and expensive and unbudgeted legal fees. The terms of the unsecured promissory notes are:

o        Due July 10, 2004
o        Interest accrues at a rate of prime plus 1% per annum

We intend to pay back our debt to Insynq, Inc. with cash flow from operations. As of June 30, 2004 we owe Insynq, Inc. approximately from $51,600 on an open and unsecured account. This amount is not part of our cash requirements or use of net proceeds from our offering. We plan to pay Insynq with funds generated from our fees assessed to our VARs.


We will carry out our plan of business as discussed above. We cannot predict to what extent our liquidity and capital resources will be diminished prior to the consummation of a business combination or asset purchase or whether our capital will be further depleted by the operating losses (if any) of the business entity or assets which we may eventually acquire.

RECENT ACQUISITIONS

On January 23, 2004 we have purchased certain assets from Mark Andre and Appgen Technologies, Inc. The purchase price to Mark Andre is made up of:

     o $500,000 payable in common stock valued at $1.00 per share of common stock.

     o    A cash payment at closing of $8,500.

     o A Warrant to purchase common stock up to 500,000 with an exercise price of $0.50 per share.

     o    Assumption of development support of the software code.

The purchase price to Appgen Technologies, Inc. is in the form of a cash payment in the amount of $9,000.00.

In connection with our purchase of the Appgen Custom Suite, we entered into two separate agreements with Mark Andre described as follows:


     o Distribution Agreement under which Mark Andre will receive 5.5%, in perpetuity, distribution of gross revenues received of all sales of Appgen products. On April 15, 2004 we amended the Distribution Agreement to include a buyout provision in the amount of $1,250,000, which we may execute at any time.

     o Consulting Agreement for the term of two (2) years with monthly compensation in the amount of $5,000.

On February 1, 2004 we purchased certain assets from QwikQuote, Inc. The purchase price to QwikQuote, Inc. is made up of:

     o    $21,000 payable in cash.
     o Consulting and Non-Compete Agreement with Alan Katz in the amount $17,000 for a term of 12 months and a warrant to purchase 58,147 shares of common stock with an exercise price of $0.0095 per share.
     o Consulting and Non-Compete Agreement with Glenn Paul in the amount of $17,000 for a term of 12 months and a warrant to purchase 219,706 shares of common stock with an exercise price of $0.0095 per share.
     o Consulting and Non-Compete Agreement with Win Straube (The Straube Foundation) in the amount of $17,000 for a term on 12 months and a warrant to purchase 58,147 shares of common stock with an exercise price of $0.0095 per share.
     o Payment of a transition bonus to Tim Heath in the amount of $9,000 and a warrant to purchase 42,000 shares of common stock with an exercise price of $0.0095 per share.
     o Finders fee to Mark Levin in the amount of $9,000 and a warrant to purchase 42,000 shares of common stock with an exercise price of $0.0095 per share.

With our recent acquisitions, we have begun to sell our products through our Appgen VAR and dealer channel and through our QwikQuote dealer channel and our web site located at WWW.QWIKQUOTE.COM. We have begun to implement, on a limited basis, our marketing plan for these products.

REVENUES

We anticipate our revenues will be generated from sales of our software or on-line subscription-based hosting fees from:

     o Our Appgen Custom Suite accounting modules and user licenses, version upgrades, and developer's tools, among others.

     o    MyBooks Professional.

     o QwikQuote Sales and QwikQuote Professional Sales software, licenses, maintenance and support.

Initially, these applications will be sold as non-recurring revenue, however, with the introduction of the on-line application hosting services, we will market and sell the applications as subscription-based service, generating monthly recurring revenue. We will also continue the sale of the applications to the end user for installation on their computer or in-house computer network.

e-Accounting services and bundled offerings will be sold on a subscription basis, which is expected to generate monthly recurring revenue.

In the event we are not successful in reaching certain levels of our initial revenue targets from the sales of our products and services, additional capital or debt funds may be required. In this event, we would then restrict the expenditures for the development and marketing of our products and services, until such funds have been raised to supplant this portion of the budget.

AGREEMENTS

We have consulting agreements with the following:

     o In connection with our purchase of the Appgen Custom Suite and MyBooks Professional, we executed a consulting agreement with Mark Andre, for him to provide consulting services on projects as consultant and we mutually agreement upon. The term of the agreement is for two years and monthly compensation in the amount of $5,000 will commence the earlier of April 15, 2004 or when our gross revenues exceed $40,000 per month.

     o In connection with our purchase of the Appgen Custom Suite and MyBooks Professional, we executed a distribution agreement with Mark Andre, under the terms of which we will pay 5.5%, in perpetuity, on gross sales of the acquired software. Payments will commence thirty (30) days after the end of the second quarter, 2004.

     o We executed a three month independent consulting agreement with Errol Alahverdi for him to act as consultant on such projects as we shall mutually determine and shall receive monthly compensation in the amount of $7,000 and is automatically renewable unless notified by either party thirty days (30) prior of intent not to renew.

     o We executed a three month independent consulting agreement with Marianne Grimaldi for her to act as consultant on such projects as we shall mutually determine and shall receive monthly compensation in the amount of $5,500 and is automatically renewable unless notified by either party thirty days (30) prior of intent not to renew.

     o We executed a three month independent consulting agreement with Sylvia Sze for her to act as consultant on such projects as we shall mutually determine and shall receive monthly compensation in the amount of $5,750 and is automatically renewable unless notified by either party thirty days (30) prior of intent not to renew.

In connection with our purchase of the QwikQuote Software, we executed:

     o A consulting and non-compete agreement with Glenn Paul, for him to provide advice and consulting services related to the selling and marketing of the applications. In addition, for the term of one year, consultant will refrain from creating, marketing or reselling sales quoting software or services. Compensation for the consulting portion of the agreement was a cash payment in the amount $10,000 and a $7,000 cash payment for the non-compete portion of the agreement.

     o A consulting and non-compete agreement with Alan Katz, for him to provide advice and consulting services related to the selling and marketing of the applications. In addition, for the term of one year, consultant will refrain from creating, marketing or reselling sales quoting software or services. Compensation for the consulting portion of the agreement was a cash payment in the amount of $10,000 and a $7,000 cash payment for the non-compete portion of the agreement.

     o A consulting and non-compete agreement with Win Straube (The Straube Foundation), for him to provide advice and consulting services related to the selling and marketing of the applications. In addition, for the term of one year, consultant will refrain from creating, marketing or reselling sales quoting software or services. Compensation for the consulting portion of the agreement was a cash payment in the amount of $10,000 and a $7,000 cash payment for the non-compete portion of the agreement.

Irrespective of whether our cash assets prove to be inadequate to meet our operational needs, we might seek to compensate providers of services by issuances of stock in lieu of cash after first adopting a stock option plan.

NEED FOR ADDITIONAL FINANCING

Completion of our plan of operations is subject to securing adequate financing and generating minimum revenues through the sales our products and services. Management believes that the sources of the forecasted funds, both from the maximum net proceeds from this offering and from the operations needed to maintain current limited operations will be to sufficient to pay our forecasted operating expenses for the next twelve months. If we are successful in raising 50% of the proceeds from our offering and our forecasted revenues are substantially less than planned, we may have to raise additional funds to support our operation for another twelve months. In the absence of our projected revenues, and, if we were to raise only the minimum proceeds from our offering, we will have to raise additional funds in order to proceed with our plan of operations. We do not have a commitment with respect to any additional capital. We have no loan commitments from, or lines of credit with, banks or other financial institutions. Therefore, the continuation of our business will depend on our ability to raise additional funds through equity and/or debt financing. We cannot assure you that we will be able to obtain additional funding when or if it is needed, or that such funding, if available, will be obtainable on terms favorable to and affordable by us. Our inability to obtain additional funding, when required, would impair severely our business operations.

In connection with assets purchased on January 23, 2004 from Mark Andre, we executed a Distribution Agreement We will pay 5.5%, in perpetuity, on all gross proceeds from the sales of the Appgen Custom Suite and MyBooks Professional products. On April 15, 2004 we amended the Distribution Agreement to include a buyout provision in the amount of $1,250,000, which we may execute at any time at our discretion. We have not budgeted for this buyout provision during the next twelve-month period as our decision to execute the buyout would be, among other factors, available cash reserves from operations, future sales potential, and amounts previously paid under the Agreement.



FORWARD-LOOKING INFORMATION

Certain statements in this document are forward-looking in nature and relate to trends and events that may affect our future financial position and operating results. The words "expect" "anticipate" and similar words or expressions are to identify forward-looking statements. These statements speak only as of the date of the document; those statements are based on current expectations, are inherently uncertain and should be viewed with caution. Actual results may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions and other unanticipated events and conditions. It is not possible to foresee or to identify all such factors.


                             PRINCIPAL SHAREHOLDERS


  The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2004, for:


     o Each person or group who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

     o    Each of our directors;

     o    Each of our named executive officers; and

     o    All of our directors and executive officers as a group.


  The percentage of shares owned provided in the table is based on 12,500,000 shares of common stock outstanding as of June 30, 2004 and a maximum amount of sales from this offering. Beneficial ownership is determined in accordance with the rules of Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based on information provided by them.



                                           Common Shares Beneficially               Common Shares Beneficially
                                            Owned Prior to Offering                    Owned After Offering
                                    ----------------------------------------- ----------------------------------------
                                           NUMBER               PERCENT             NUMBER              PERCENT
                                           ------               -------             ------              -------

John P. Gorst (1)                         3,300,000             25.78%             3,300,000             14.74%
1127 Broadway Plaza #203

Tacoma, WA  98402

M. Carroll Benton (1)                     3,300,000             25.78%             3,300,000             14.74%
1127 Broadway Plaza #203

Tacoma, WA  98402

Clifford Mastricola (2)                   1,650,000             13.04%             1,650,000             7.28%
2190 Carmel Valley Rd

Delmar, CA.  92014

Clayton Chase (2)                         1,650,000             13.04%             1,650,000             7.28%
2190 Carmel Valley Rd

Delmar, CA.  92014

Mark Levin (1)                            3,300,000             25.78%             3,300,000             14.74%
9812 Falls Rd, Suite 198

Potomac, MD.  20854

Mark Andre (4)                            1,000,000              7.69%             1,000,000             4.35%
PO Box 86
Great River, NY 11739

Directors and Officers as a group         6,600,000             50.38%             6,600,000             28.57%

(2 persons) (3)


(1) This includes 300,000 shares of class A common stock outstanding, which may be converted to common stock within 60 days of June 30, 2004.

(2) This includes 150,000 shares of class A common stock outstanding, which may be converted to common stock within 60 days of June 30, 2004.

(3) This includes 600,000 shares of class A common stock outstanding, which may be converted to common stock within 60 days of June 30, 2004.


(4) This includes a warrant to purchase 500,000 shares of common stock, which may be exercised at $0.50 per share within 60 days of June 30, 2004.


Class A Common Stock


The percentage of shares owned provided in the table is based on 1,200,000 shares of class A common stock outstanding as of June 30, 2004 and a maximum amount of sales from this offering. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based on information provided by them.



                                   Class A Common Shares Beneficially        Class A Common Shares Beneficially
                                        Owned Prior to Offering                     Owned After Offering

                                ----------------------------------------- ------------------------------------------

                                       NUMBER              PERCENT               NUMBER               PERCENT
                                       ------              -------               ------               -------
John P. Gorst
1127 Broadway Plaza #203
Tacoma, WA  98402                     300,000                25%                300,000                 25%
M. Carroll Benton

                                       35

1127 Broadway Plaza #203
Tacoma, WA  98402                     300,000                25%                300,000                 25%
Clifford Mastricola
2190 Carmel Valley Rd
Delmar, CA.  92014                    150,000               12.5%               150,000                12.5%
Clayton Chase
2190 Carmel Valley Rd
Delmar, CA.  92014                    150,000               12.5%               150,000                12.5%
Mark Levin
9812 Falls Rd, Suite 198
Potomac, MD.  20854                   300,000               25.0%               300,000                 25%


The aggregate percentage of votes held be each member of management and persons holding more than 5% of total votes is based on 12,500,000 shares of common stock and 1,200,000 shares of class A common stock, which are entitled to one hundred (100) votes for each share held, outstanding as of June 30, 2004 and the maximum amount of proceeds from this offering. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based on information provided by them.



                                  Beneficially Owned Percentage Vote Prior     Beneficially Owned Percentage Vote After
                                                to Offering                                    Offering

                                 ------------------------------------------- ---------------------------------------------

                               Percentage     Percentage     Aggregated     Percentage      Percentage     Aggregated
                                Voted of       Voted of      Percentage      Voted of        Voted of      Percentage
                              Common Stock     Class A         Voted       Common Stock      Class A         Voted
                                              Common Stock                                  Common Stock

                                 ------------- --------------- ------------- --------------- --------------- -------------

John P. Gorst
1127 Broadway Plaza #203
Tacoma, WA  98402                24%           25%             24.9%         13.3%           25%             23.2%
M. Carroll Benton
1127 Broadway Plaza #203
Tacoma, WA  98402                24%           25%             24.9%         13.3%           25%             23.2%
Clifford Mastricola
2190 Carmel Valley Rd
Delmar, CA.  92014               12%           12.5%           12.5%         6.7%            12.5%           11.6%
Clayton Chase
2190 Carmel Valley Rd
Delmar, CA.  92014               12%           12.5%           12.5%         6.7%            12.5%           11.6%
Mark Levin
9812 Falls Rd, Suite 198
Potomac, MD.  20854              24%           25%             24.9%         13.3%           25%             23.2%
Mark Andre (4)
PO Box 86
Great River, NY 11739            4%            -0-             0.3%          2.2%            -0-             0.4%
                                ----          -----            ----          ----           -----            -----
Total Percentage Voted          100%           100%            100%          55.5%           100%            93.2%
                                ====          =====            ====          =====          =====            =====



                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

There are currently two (2) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.


NAME                          AGE                  OFFICE                 DATE OF SERVICE    OFFICER AND/OR
                                                                                             DIRECTOR OF OTHER
                                                                                             PUBLIC COMPANIES
                                                                                             ----------------

John P. Gorst                   36    Chairman of the Board, Chief       November 2003       Insynq*
                                      Executive Officer and President

M. Carroll Benton               59    Secretary, Treasurer, Chief        November 2003       Insynq*
                                      Administrative Officer and
                                      Director

Joanie C. Mann                  42    Executive Vice President           November 2003       Insynq

*Indicates a board member

All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the board of directors. We intend to increase the board from its present two members to a minimum of six members by adding outside directors at our next shareholders meeting.

Where executive management is employed by another public company, Insynq, time will be allocated between the two corporations by each of the aforementioned executive management team in such a manner and combination that least one of those officers will be active for us at all times. In order to maintain independence, it is anticipated, pending the growth of our business, certain key management will be become full-time in our business activities. Any agreements entered into by us and Insynq will be reviewed by an independent third party, such as a law firm specializing in intellectual property rights or an independent business valuation firm to determine if there is a conflict of interest and will be provided on terms no less favorable to us than that which could be obtained from independent third parties. If it is determined that such conditions of conflict of interest or more favorable terms exist we will submit to binding arbitration. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time.

Our executive management team brings more that seventy-six years of combined experience in the fields critical to the success of the corporation. They involve but are not limited to management, finance, compliance, technology, sales and marketing and mergers and acquisitions.

The officers and directors are set forth below.

JOHN P. GORST - Co-Founder, Chairman of the Board, President and Chief Executive Officer.

Mr. John P. Gorst is one of our co-founders and has directed all development and business efforts for us since November 2003. Mr. Gorst has over 14 years experience in founding entrepreneurial technology ventures, specifically in the development of software and data services for business. His experience includes serving as chief executive officer and board chairman of Insynq, an application service provider, from August 1998 to present, vice president & general manager for a computer integration company, Interactive Information Systems Corp., from July 1996 to August 1998, and a training/IS consulting business in conjunction with Nynex Business Centers of New York. Mr. Gorst's primary responsibility shall be chairman of the board and chief executive officer and president. Mr. Gorst will be directing our strategy, and positioning us in the business marketplace by forging strategic business alliances and mergers and acquisitions. Mr. Gorst will also serve as company and technology evangelist at tradeshows, press conferences and industry analyst meetings in order to increase awareness for our brand. Mr. Gorst graduated top of his class as an Electronic Design Engineer from one of the top trade schools in Arizona, and is currently pursing his MBA at Villanova University. Mr. Gorst was also awarded a medal of honor for business leadership in 2001 from the National Republican Congress.

M. CARROLL BENTON, - Co-Founder, Secretary/Treasurer, Chief Administrative Officer, Interim Chief Financial Officer and Director.

Ms. M. Carroll Benton is one of our co-founders and has directed and managed the fiscal responsibilities of the enterprise since November 2003. Ms. Benton's early career spanned both the public and private sectors working largely with the banking systems and higher education institutions where she assisted in the development and deployment strategies necessary for computerization of these and other entities. Ms. Benton has successfully managed a 13 state insurance brokerage firm and has been a consultant to the small to medium business markets via accounting system design, implementation, support, and business practice analysis. She also taught undergraduate accounting courses at several Puget Sound colleges and universities. With an in-depth understanding of our finances, accounting infrastructure and compliance issues, Ms. Benton oversees the current administrative and financial operations. From December 1995 through December 1999 Ms. Benton was president of a computer integration company, Interactive Information Systems, Corp. Her public sector experience includes serving as chief administrative officer, secretary, treasurer, interim chief financial officer and director for Insynq a Pacific Northwest application service provider, from August 1998 to present. Formerly with a local CPA firm, Ms. Benton brings over 37 years of financial expertise to the business.

JOANIE C. MANN - Executive Vice President.

Beginning in November 2003, Ms. Joanie Mann brings to our management team, as the executive vice president over 25 years of experience in multi-user system design and implementation, voice and data networking, and advanced network integrations. Ms. Mann also has extensive experience in business process automation and a strong background in business accounting principles. Previous positions held include formation, in January 1985, of Com-Pacific Resources, Inc. a network integration firm, which was successfully sold to Communications World International, a telephone sales and service provider, in September 1994. From July 1998 to December 1999, Ms Mann was an information systems management consultant for Interactive Information Systems Corp., a Pacific Northwest regional network integration company. Her public experience includes serving as the vice president of strategic alliances for Insynq, a Pacific Northwest application service provider from January 2000 to present.

There are no family relationships among any of our directors or executive officers. See "Certain Relationships and Related Transactions" for a description of transactions between our directors, executive officers and/or their affiliates.

STAFFING PLAN

Our staffing plan is built around meeting demand. As demand grows for our products and services, staff will be added to meet that demand, and not before. We intend to employ approximately fifteen people located in Tacoma, Washington and five people on the East Coast.

EXECUTIVE COMPENSATION

No officer or director has received any compensation. Until we acquire additional capital, it is not intended that any officer or director will receive compensation from us other than reimbursement for out-of-pocket expenses, up to $500 per individual, including travel, incurred on our behalf. See "Certain Relationships and Related Transactions." No officer and/or director will receive any remuneration out of the proceeds of this offering. They will be compensated only from revenue generated from operations. We have no stock option, retirement, pension, or profit-sharing plans for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such plans in the future.

We have employed the law firm of Miles Garnett, Esq. for providing legal services in connection with registration of our shares. We may also employ the same law firm to provide legal services in connection with the acquisition of a business. Mr. Garnett, if employed, would be paid his normal hourly rate for legal services provided.

STOCK OPTIONS

We have not adopted any formal stock option plans to reward and provide incentives to our officers, directors, employees, consultants and other eligible participants.

OTHER TRANSACTIONS

All transactions between us and our officers, directors and 5% or more shareholders will be on terms no less favorable to us than that which could be obtained from independent third parties.

DIRECTORS' COMPENSATION

Our directors receive no compensation for their services as directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

At present we have not entered into individual indemnity agreements with our officers or directors. However, our by-laws contain a provision which requires us to indemnify any director or officer or former director or officer against actual expenses incurred in defending any legal action where they are a party by reason of being or having been a director or officer. However we are not required to indemnify any such person who is found to be liable for negligence or misconduct in their performance of their duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS' AND OFFICERS' INSURANCE

We are exploring the possibility of obtaining directors' and officers' ("D & O") liability insurance. We anticipate obtaining several premium quotations. We have not entered into any contract with any insurance company to provide said coverages as of the date of this offering. There is no assurance that we will be able to afford such insurance.

KEYMAN LIFE INSURANCE

Life insurance on key personnel will be purchased after the effective date of this offering in amounts up to $1 million, 50% payable to us and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.). The costs of such insurance are not expected to be material.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We shall not make any loans to any officers or directors following this offering. Further, we shall not borrow funds for the purpose of making payments to our officers, directors, promoters, management or their affiliates or associates.

None of our officers, directors, or affiliates has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise, although this situation could arise.

Our chief executive officer, John P. Gorst, is the president and chairman of the board of Insynq, a public company. M. Carroll Benton, our chief administrative officer, secretary and treasurer is also chief administrative officer, secretary and treasurer of Insynq, Joanie C. Mann, vice president of strategic alliances for Insynq is our executive vice president.

It is not currently anticipated that any salary, consulting fee, or finder's fee shall be paid to any of our directors or executive officers, or to any other affiliate of ours except as described under "Executive Compensation" above.

Subject to our raising the minimum amount of proceeds from our offering, we will negotiate an exclusive master licensing arrangement with Insynq, for the use of its proprietary brand of bundled services and either third party or owned software applications as described under "Risk Factors" and Plan of Operation.

On November 7, 2003, our board of directors authorized and issued the initial issuance of an aggregate of 12,000,000 shares as founder's stock at a price of $0.025 per share of which 3,000,000 shares were issued to each John P. Gorst and
M. Carroll Benton totaling $7,500 each, which was paid for in cash; 3,000,000 shares were issued to Mark Levin totaling $7,500, which was paid for in cash; and 1,500,000 shares were issued to each Clifford Mastricola and Clayton Chase totaling $3,750 each, which was paid for in cash. In the past, executive management of Insynq had engaged Mark Levin, Clifford Mastricola and Clayton Chase as consultants regarding possible merger and acquisition targets and other business advice. Their contributions to us as founders were in the form of cash investment for common stock. These individuals may be consultants to assist us in executing that portion of our business plan relating to mergers and acquisitions and other business advice.

In connection with our purchase of the QwikQuote software, the purchase price included a finder's fee of $9,000, paid in cash and a warrant to purchase 42,000 shares of common stock at a purchase price of $0.0095 per share, to Mark Levin for his services in locating the then potential business opportunity.

No promoter was compensated in connection with our purchase of the Appgen Custom Suite.


Insynq, Inc. is providing administrative and financial assistance to us during this offering period. Insynq is partially owned by two of our officers, directors and stockholders. As of June 30, 2004, Insynq has advanced us approximately $104,850 and we have paid them $53,250, leaving a net amount due them of approximately $51,600. In addition, we intend, subject to the minimum proceeds raised from this offering, to negotiate a sole and exclusive master licensing agreement with Insynq for its e-Accounting business model. We believe that there is an overall, long-term and mutual benefit derived from this relationship. If deemed feasible by our management, a licensing agreement such as this, will permit us to accelerate our business plan goals by immediately cross selling and marketing additional related business solutions to our customers. As direct result of a master licensing agreement such as this, we anticipate we will be able to directly impact our total revenues because we have potential access to 300 Dealers and 80 VARs worldwide to sell our core products. Meanwhile, we believe Insynq would then be able to focus its marketing efforts as a content provider to the telecommunications, cable and Internet service provider industries instead of dividing its resources among the many divergent ASP initiatives it already serves.


In January 2004 and March 2004, we received funds, totaling $172,500 from 13 individuals or entities who are close family or friends of the original incorporators, and as such the transactions were treated informally. In order to protect their monetary assistance early in the development stage of our Company, we issued stock as an accommodation between close friends not as an offer to sell securities. No exemption from registration was relied upon at the time of the stock issuance. By Board action, on May 11, 2004, we rescinded the stock issuances and simultaneously executed unsecured short-term promissory notes. This rescission was viewed as an accommodation between close friends and family and not as an offer to sell securities. Therefore, no exemption from registration was relied upon. All 13 individuals or entities have returned their stock certificates to the stock transfer agent and upon which the certificates were immediately cancelled.

The following is a list of the friends and family of the original incorporators and the amount of financial assistance to whom we had initially issued the stock certificates and subsequently rescinded on May 11, 2004. The monetary amounts received were executed into promissory notes of equal value effective on the date of receipt of funds:


                                                                                                      Note Value
                                                                                             Total     at May 11,
               Name                  Price per Share    Date of Issuance       Shares        Value        2004

------------------------------------ ---------------- --------------------- ------------- ------------ ------------

David Fargo                               $0.50         January 8, 2004           20,000      $10,000      $10,000
Kristina and Joseph O'Brien               $0.50         January 9, 2004           20,000      $10,000      $10,000
Anthony Edlin                             $0.50         January 9, 2004           20,000      $10,000      $10,000
Marview Holdings                          $0.50         January 14, 2004          40,000      $20,000      $20,000
Mary and Norman Dyer                      $0.50         January 14, 2004          30,000      $15,000      $15,000
Jeffery Salomon                           $0.50         January 24, 2004          80,000      $40,000      $40,000
Mary and Norman Dyer                      $0.50         January 27, 2004          30,000      $15,000      $15,000
The Chase Family Trust                    $0.50          March 2, 2004            10,000       $5,000       $5,000
Kenneth Green                             $0.50          March 18, 2004           10,000       $5,000       $5,000
Juan Gamez                                $0.50          March 18, 2004           10,000       $5,000       $5,000
Marvin Sauter                             $0.50          March 19, 2004           20,000      $10,000      $10,000
Daniel Lauter                             $0.50          March 23, 2004           30,000      $15,000      $15,000
D. Alan Dillenberg III                    $0.50          March 24, 2004           20,000      $10,000      $10,000
Absolute Internet Service, Inc.           $0.50          March 24, 2004            5,000       $2,500       $2,500




Aptus shares some office space located at 1127 Broadway Plaza, Suite #203, Tacoma, WA 98402 with Insynq and Insynq has not shared in the expense.

                            DESCRIPTION OF SECURITIES

All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Delaware law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value per share, 5,000,000 shares of class A common stock, $0.001 par value per share, and 10,000,000 shares of class A preferred stock and 10,000,000 class B preferred stock, each with $0.001 par value per share. On December 15, 2003, by majority vote of the shareholders, we were authorized an additional 200,000,000 shares of common stock, increasing the total number to 250,000,000 of authorized shares of common stock. On December 17, 2003, by majority vote of the shareholders, we were authorized to issue up to 5,000,000 shares of class A common stock.

COMMON STOCK


There were 12,500,000 shares of our common stock outstanding and held of record by 6 stockholders as of June 30, 2004. After giving effect to the maximum offering, the issued and outstanding common stock will consist of 22,500,000 shares.


The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights.

Our board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

In connection with our purchase on January 23, 2004, of certain assets from Mark Andre and Appgen Technologies, Inc., we issued a warrant to purchase 500,000 shares of common stock at a purchase price of $0.50 per share.

In connection with the purchase of the QwikQuote Software, we issued to Win Straube (The Straube Foundation) a warrant to purchase 58,147 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Tim Heath a warrant to purchase 42,000 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Glenn Paul a warrant to purchase 219,706 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Alan Katz a warrant to purchase 58,147 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Mark Levin a warrant to purchase 42,000 shares of common stock with an exercise price of $0.0095 per share.

CLASS A COMMON STOCK


As of June 30, 2004 there were 1,200,000 shares issued and outstanding of our class A common stock to five stockholders of record. The holders of our class A common stock are entitled to one hundred votes per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of our class A common stock are not entitled to receive cash dividends, if any, as may be declared from time to time by the board of directors. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our class A common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our class A common stock has no preemptive rights. The holders of class A common stock may at any time or from time to time, at their discretion, convert any whole number or all of the class A common stock held into fully paid and non-assessable common stock at the rate (subject to adjustment) of one share of common stock for each share of class A common stock. There are no redemption or sinking fund provisions applicable to our class A common stock.


Our board of directors is authorized to issue additional shares of class A common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

PREFERRED STOCK

We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to ten million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

Prior to this offering, there has been no trading market for the shares of common stock offered. Consequently, the initial public offering price of the shares of common stock was arbitrarily determined. The factors considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.


                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 22,500,000 shares of common stock issued and outstanding assuming all the shares offered herein are sold. The 10,000,000 shares of common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

There will be approximately 12,500,000 shares outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of ours and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the effective date of a prospectus, or offering memorandum pursuant to Rule 701 promulgated under the Securities Act.

As of the date hereof and upon completion of the offering, none of our common stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their common stock or any securities convertible into common stock for a period of 12 months from the date hereof.

Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is little or no likelihood that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the common stock will develop. If a public market for our common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

THE APPLICATION OF THE "PENNY STOCK" RULES

The Securities and Exchange Act of 1934 requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Among these exceptions are shares issued by companies that have:

o net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years; o net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or o average annual revenue of at least $6 million for each of the last three years.

We do not currently meet the requirements of these exceptions and, therefore, our shares would be deemed penny stocks for purposes of the Exchange Act if and at any time while our common stock trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our shares to prospective buyers would be required, unless an exemption is available, to:

o deliver a lengthy disclosure statement in a form designated by the SEC relating to the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our shares;

o provide detailed written disclosure to buyers of current price quotations for our shares, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction; and,

o send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

In addition, if we are subject to the penny stock rules, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or "accredited investor," must make a special written determination that our shares would be a suitable investment for the buyer. The brokers or dealers must receive the buyer's written agreement to purchase our shares, as well as the buyer's written acknowledgement that the suitability determination made by the broker or dealer accurately reflects the buyer's financial situation, investment experience and investment objectives, prior to completing any transaction in our shares.

These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

The SEC from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for our shares.


                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including us. The address of such site is http://www.sec.gov.

We intend to furnish to our shareowners annual reports containing audited financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the Interim Financial Officer of Aptus Corp., M. Carroll Benton, 1127 Broadway Plaza, Suite 203, Tacoma, WA 98402, Tel.# (253) 691-1531.

Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "Risk Factors" section beginning on page 9. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.


                              STOCK TRANSFER AGENT

Our transfer agent and registrar of the Common Stock is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah, 84111, Tel. (801) 355-5740.


                                     EXPERTS

Our financial statements, as of and for the periods, December 31, 2002 and December 31, 2003, have been audited by De Joya & Company, independent auditors, as set forth in their report included herein and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y.11509, Tel. #(516) 371-4598, will pass upon certain legal matters relating to the Offering.












                          INDEX TO FINANCIAL STATEMENTS

               As of and for the three months ended March 31, 2004
                                       and
         As of and for the period from April 4, 2002 (Date of Inception)
                             through March 31, 2004



                                                                   Page
                                                                    No.
Report of Independent Certified Public Accountants                 F-2
Balance Sheets                                                     F-3
Statements of Operations                                           F-4
Statement of Shareholders' Equity                                  F-5
Statements of Cash Flows                                           F-6
Notes to Financial Statements                                      F-7

























               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Aptus, Corp.
(A Development Stage Company)
Tacoma, Washington

We have reviewed the accompanying balance sheet of Aptus, Corp. (A Development Stage Company) as of March 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the three months ended March 31, 2004 and the period from April 4, 2002 (Date of Inception) through March 31, 2004, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Aptus, Corp. (A Development Stage Company).

A review consists principally of inquiries of the company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with Public Company Accounting Oversight Board standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ De Joya & Company
De Joya & Company
June 25, 2004
Las Vegas, Nevada





                                   Aptus Corp.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                                        March 31, 2004    December 31, 2003
                                                                                          (unaudited)

                                                                                        -----------------------------------

                                    Assets

Current assets
    Cash                                                                                   $  50,873          $   9,227
    Accounts receivable, net of allowance for doubtful
       accounts of $1,000 at March 31, 2004 and $0.00 at
       December 31, 2003                                                                      22,171               --
    Related party receivable                                                                  10,096               --
    Deposits                                                                                    --               15,000

                                                                                           ---------          ---------

                    Total current assets                                                      83,140             24,227

                                                                                           ---------          ---------


Other assets
    Intellectual property, net of $7,079 accumulated                                         583,517               --
amortization
    Deposits                                                                                   1,170              1,170

                                                                                           ---------          ---------

           Total other assets                                                                584,687              1,170

                                                                                           ---------          ---------


           Total assets                                                                    $ 667,827          $  25,397

                                                                                           =========          =========


                                    Liabilities and Stockholders' Equity (Deficit)

Current liabilities
    Notes payable                                                                          $ 172,500          $    --
    Accounts payable                                                                             841               --
    Accrued liabilities                                                                        2,670               --
    Amounts due to related parties                                                            38,540             33,927

                                                                                           ---------          ---------

           Total current liabilities                                                         214,551             33,927

                                                                                           ---------          ---------



Commitments and contingencies                                                                   --                 --

Stockholders' equity (deficit)
    Class A preferred stock, $0.001 par value, 10,000,000
       shares authorized, no shares issued and outstanding                                      --                 --
    Class B preferred stock, $0.001 par value, 10,000,000
       shares authorized, no shares issued and outstanding                                      --                 --
    Class A common stock, $0.001 par value, 5,000,000 shares
       authorized, 1,200,000 shares issued and outstanding                                     1,200              1,200
    Common stock, $0.001 par value, 250,000,000 shares
       authorized, 12,500,000 shares issued and outstanding at
       March 31, 2004, and 12,000,000 shares issued and
       outstanding at December 31, 2003                                                       12,500             12,000
    Additional paid-in capital                                                               500,596             18,000
    Stock subscriptions receivable                                                              --               (1,200)
    Accumulated deficit                                                                      (61,020)           (38,530)

                                                                                           ---------          ---------

           Total stockholders' equity (deficit)                                              453,276             (8,530)

                                                                                           ---------          ---------


           Total liabilities and stockholders' equity (deficit)                            $ 667,827          $  25,397

                                                                                           =========          =========





The accompanying notes are an integral part of these financial statements.


                                   Aptus Corp.
                          (A Development Stage Company)
                            Statements of Operations
                                   (unaudited)


                                                                      Period from April
                                                   For the three       4,2002 (Date of
                                               months ended March    Inception) through
                                                     31, 2004           March 31, 2004

                                               ------------------    ------------------

Revenues                                       $     78,979          $     78,979

                                               ------------          ------------

Costs and expenses
   Direct costs                                      74,381                87,919
   Marketing, selling and advertising                12,497                12,737
   General and administrative                        13,335                38,087

                                               ------------          ------------

Total costs and expenses                            100,213               138,743

                                               ------------          ------------

Loss from operations                                (21,234)              (59,764)

                                               ------------          ------------

Interest expense                                     (1,256)               (1,256)

                                               ------------          ------------

Loss before provision for income taxes              (22,490)              (61,020)

Provision for income taxes                             --                    --

                                               ------------          ------------


Net loss                                       $    (22,490)         $    (61,020)

                                               ============          ============



Net loss per share, basic and diluted          $      (0.00)         $      (0.03)

                                               ============          ============


Weighted average of common shares,
    basic and diluted                            12,379,121             2,176,005

                                               ============          ============





















The accompanying notes are an integral part of these financial statements.

11





                                   Aptus Corp.
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)
                                   (unaudited)


                              Class A Common Stock      Common Stock       Additional    Stock     Accumulated       Total
                                                                           Paid-In-    Subscriptions  Deficit     Stockholders'
                                                                            Capital     Receivable                    Equity
                               Shares     Amount      Shares     Amount

                              ---------- ---------- ----------- ---------- ---------- ------------ ------------- --------------

Balance, April 4, 2002
(Date of Inception)              --      $  --          --      $    --    $  --    $     --    $       --    $        --

Net loss for period
ended December 31, 2002          --         --          --         --         --          --          (273)          (273)

                              ---------- ---------- ----------- ---------- ---------- ------------ ------------- --------------

Balance, December 31,
2002                             --         --          --         --         --          --          (273)          (273)

Issuance of common stock
for cash at $0.0025 per
share in November 2003           --         --      12,000,000   12,000     18,000        --            --          30,000

Issuance of class A
common stock for
subscriptions receivable
at $0.001 per share in
December 2003                 1,200,000    1,200        --         --         --        (1,200)         --            --

Net loss for the year
ended, December 31, 2003         --         --          --         --         --          --         (38,257)      (38,257)

                              ---------- ---------- ----------- ---------- ---------- ------------ ------------- --------------


Balance, December 31,
2003                          1,200,000    1,200    12,000,000   12,000     18,000      (1,200)      (38,530)       (8,530)

Issuance of common stock
in conjunction with the
purchase of assets in
January 2004, valued at
$.50 per share                   --         --       500,000       500      249,500       --            --          250,000

Issuance of warrants in
conjunction with the
purchase of assets in
January 2004                     --         --          --         --       26,750        --            --          26,750

Issuance of warrants in
conjunction with the
purchase of assets in
February 2004                    --         --          --         --       206,346       --            --          206,346

Principal received on
stock subscriptions in
January 2004                     --         --          --         --         --          600           --            600

Principal received on
stock subscriptions in
March 2004                       --         --          --         --         --          600           --            600

Net loss for the three
months ended March 31,
2004                             --         --          --         --         --          --         (22,490)      (22,490)

                              ---------- ---------- ----------- ---------- ---------- ------------ ------------- --------------

Balance, March 31, 2004       1,200,000   $1,200    12,500,000   $12,500   $500,596   $   --        $(61,020)      $453,276

                              ========== ========== =========== ========== ========== ============ ============= ==============



The accompanying notes are an integral part of this financial statement.


                                   Aptus Corp.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                   (unaudited)


                                                                                                             Period from
                                                                                                              April 4,
                                                                                                             2002 (Date
                                                                                           For the               of
                                                                                        three months         Inception)
                                                                                         ended March           through
                                                                                          31, 2004            March 31,
                                                                                                                2004


                                                                                      ----------------     ----------------

Cash flows from operating activities
    Net loss                                                                            $ (22,490)         $ (61,020)
    Adjustments to reconcile net loss to net cash used in operating activities:
        Amortization                                                                        7,079              7,079
        Bad debts                                                                           1,000              1,000
           Changes in operating assets and liabilities:
            Accounts receivable - trade                                                   (23,171)           (23,171)
            Other receivables - related party                                             (10,096)             4,904
            Accounts payable                                                                  840              1,113
            Accrued liabilities                                                             2,670              2,670
            Account payable - related party                                                19,614             38,268
            Deposits                                                                         --              (16,170)

                                                                                        ---------          ---------

               Net cash used in operating activities                                      (24,554)           (45,327)

                                                                                        ---------          ---------

Cash flows from investing activities:
    Purchase of intellectual property                                                     (99,000)           (99,000)
    Purchase trademarks                                                                    (8,500)            (8,500)

                                                                                        ---------          ---------

               Net cash used in investing activities                                     (107,500)          (107,500)

                                                                                        ---------          ---------

Cash flows from financing activities:
    Proceeds from issuance of notes payable                                               172,500            172,500
    Proceeds from issuance of common stock                                                   --               30,000
    Proceeds from stock subscriptions receivable                                            1,200              1,200

                                                                                        ---------          ---------

               Net cash provided by financing activities                                  173,700            203,700

                                                                                        ---------          ---------



Net increase in cash                                                                       41,646             50,873

Cash at beginning of period                                                                 9,227               --

                                                                                        ---------          ---------

Cash at end of period                                                                   $  50,873          $  50,873

                                                                                        =========          =========










THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                   Aptus Corp.
                          (A Development Stage Company)
                          Notes To Financial Statements
                                 March 31, 2004
                                   (unaudited)

Note 1 - Business

BUSINESS

Aptus Corp. (the Company), a Delaware corporation, is headquartered in Tacoma, Washington USA. The Company is an Application Service Provider (ASP) seeking and pursuing merger and acquisition companies and/or certain related industry assets in the application service provider and small - niche software industries.

Note 2 -Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Company's operating revenue has been minimal and is insufficient to maintain the Company as a going concern. The Company is continuing to develop its products and business plan. In accordance with Statement of Financial Accounting Standards ("SFAS") No.7, the Company is considered a Development Stage Company.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements is as follows:

REVENUE RECOGNITION

The Company's principal source of revenue is generated from fees billed to our value added reseller dealers and from the sales software applications. Discounts are recorded as a reduction of revenue.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist principally of cash, accounts and related party receivables, trade and related party payables, accrued liabilities, and short and long-term debt obligations. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTANGIBLE ASSETS

Intellectual Property - In accordance with Statement of Financial Accounting Standards ("SFAS") No.86, "Accounting Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes software and product rights (intellectual property) as allocated within the purchase agreements. Capitalized costs are recorded at the lower of cost, or net realizable value and are amortized straight-line over the estimated economic life of the products, generally fifteen years.

Trademarks - Trademarks are recorded at cost and are amortized over fifteen years.

FIXED ASSETS - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense). As of March 31, 2004, the Company has no fixed assets.

INCOME TAXES - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

As of March 31, 2004, the Company has available net operating loss carryovers of approximately $61,000 that will expire in various periods through 2024. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

COMPREHENSIVE INCOME (LOSS) - The Company has no components of other comprehensive loss. Accordingly, net loss equals comprehensive loss for all periods.

ADVERTISING COSTS - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded advertising costs of approximately $12,000 for the three months ended March 31, 2004 and approximately $12,300 for the period from April 4, 2002 (Date of Inception) through March 31, 2004.

RESEARCH AND DEVELOPMENT COSTS - Research and development costs are charged to expense as incurred.

STOCK-BASED COMPENSATION - The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options or warrants at the grant date using the Black-Scholes option pricing model.

The Company issued no stock, neither granted warrants or options, to employees for compensation for the three months ended March 31, 2004 and the period from April 4, 2002 (Date of Inception) through March 31, 2004. As of March 31, 2004, the Company has not adopted an employee incentive plan.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method. The Company applies the provisions of SFAS No. 123 for stock-based awards to those other than employees. Stock-based compensation expense for these awards is calculated over related service or vesting periods. Companies choosing the intrinsic-value method are required to disclose the proforma impact of the fair value method on net income or net loss.

RECLASSIFICATIONS

Certain reclassifications have been made to the previously reported amounts to conform to the Company's current interim period presentation.

RECENT AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated With Exit or Disposal Activities". This statement requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, this statement states the liability should be initially measured at fair value. The statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure - an amendment of SFAS Statement No. 123, "Accounting for Stock Based Compensation" which provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS No. 148 amends the disclosure requirements to SFAS No. 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock- based compensation and the related proforma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

The implementation of the provisions of Interpretation No. 46 is not expected to have a significant effect on the Company's financial statement presentation or disclosures.

In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

The implementation of the provisions of SFAS No. 150 is not expected to have a significant effect on the Company's financial statement presentation or disclosures.

Note 3 - Going Concern and Management's Plans

The Company's financial statements as of and for the three months ended March 31, 2004 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2004, the Company had a net loss of $22,490 and a negative cash flow from operations of $24,554. The Company had a working capital deficit of $131,411. The Company's working capital deficit as of March 31, 2004 may not enable it to meet certain financial objectives as presently structured.

The rate at which the Company expends its resources is variable, may be accelerated, and will depend on many factors. The Company will need to raise substantial capital to finance its operations and may seek such additional funding through public or private equity or new debt. There can be no assurance that such additional funding, if any, will be available on acceptable terms. The Company's continued existence as a going concern is ultimately dependent upon its ability to secure additional financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 - Loss Per Common Share

Basic and diluted loss per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding available to common stockholders during the period. However, common stock equivalents have been excluded from the computation of diluted loss per share of common stock for the three months ended March 31, 2004, as their effect would be anti-dilutive.

Note 5 - Purchase of Assets

On January 23, 2004, the Company consummated an asset purchase agreement for the purchase of proprietary software, proprietary rights, source codes and trademarks totaling $294,250 in consideration for $17,500 in cash, 500,000 shares of the Company's common stock valued at $250,000 ($0.50 per share based on current market price), and stock warrants for 500,000 shares of the Company's common stock at strike price of $0.50 per share valued under the Black-Scholes pricing model at $26,750. Additionally, the Company will (a.) assume existing obligations of the sellers specifically related to providing continuous customer service and support to the existing licensees of the acquired proprietary software in accordance with the existing license agreements between such licensees and the sellers, (b.) pay a distribution fee of 5.5% on all revenues in perpetuity, and, (c.) pay $5,000 per month pursuant to a two year consulting agreement (See also Note 8). The entire purchase cost is allocated to: (a.) intellectual property - $285,750 and, (b.) trademarks -$8,500. An amended distribution agreement was executed on April 15, 2004 to provide the buyer for a $1,250,000 buyout at anytime.

On February 1, 2004, the Company consummated its second asset purchase agreement for its proprietary sales quoting software approximating $296,000 in consideration of $90,000 in cash and stock warrants for 420,000 shares of the Company's common stock at strike price of $0.0095 per share valued under the Black-Scholes pricing model at approximately $206,000. The purchase cost is recorded on the balance sheet as intellectual property.

The $15,000 deposit recorded as of December 31, 2003, was applied at the time of closing toward the total acquisition costs of the sales quoting software.

Note 6 - Promissory Notes Payable

As of March 31, 2004, the Company has fourteen short-term promissory notes totaling $172,500 with thirteen individuals and/or entities, and has related accrued interest totaling $1,256. All promissory notes, plus accrued interest, are due July 10, 2004. The notes are unsecured and bear interest at prime plus one percent. Prime rate of interest at March 31, 2004 was 4.0%.

 Note 7 - Related Party Payable

As of December 31, 2003, the related party payable is comprised of advances from another public entity, located in Tacoma, WA, also partially owned and managed by two Aptus' officers, directors and stockholders. The payable is due on demand, unsecured and bears no interest. This other company has provided, and continues to provide Aptus Corp., with administrative and financial assistance. From the inception date of April 4, 2002 through March 31, 2004, a total of $90,540 has been advanced to Aptus and Aptus has paid back a total of $52,000, leaving a balance of $38,540. As of June 30, 2004 the balance due this related party was approximately $51,600.

Note 8 - Commitments and Contingencies

Consulting Agreements

The Company has entered into one long-term and three short-term consulting agreements with individuals who provide technical expertise and skills in connection with the respective assets purchased in January and February 2004. The long-term agreement calls for twenty-four successive monthly payments of $5,000 beginning April 2004 and ending March 2006. The Company has three short-term (three-months) consulting agreements, subject to automatic renewal. The cost of the three agreements aggregate approximately $18,750 each month.

Distribution Agreement

The Company has a distribution agreement (See also Note 5) with the seller of certain assets, as executed on January 23, 2004, and amended on April 15, 2004, that stipulates Aptus will pay 5.5%, in perpetuity, on all gross proceeds from the sales of certain software products beginning June 2004. Terms of the amended distribution agreement also include a buyout provision, not to exceed $1,250,000, at any time by the buyer.

Note 10 - Other Disclosure

Non-cash investing and financing activities included the following:

                                                                    For the three       Period from
                                                                    months ended       April 4, 2004
                                                                    March 31, 2004       (Date of
                                                                                         Inception)
                                                                                        through March
                                                                                          31, 2004

                                                                  -----------------   -----------------


       Issuance of common stock for assets purchased                   $250,000         $250,000
       Valuation of warrants issued in conjunction with assets          233,096          233,096
       purchased



No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this
Prospectus and, if given or made, such information or
representations must not be relied upon as having been authorized by       Aptus Corp.
us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the
securities offered by this Prospectus, or an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized
or is unlawful.                                                            10,000,000
_____________________________________________
                                                                           SHARES OF COMMON STOCK

Until March 31, 2005 all dealers effecting transactions in the (par value $.001 per share) registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



TABLE OF CONTENTS
                                                                           Aptus Corp.
                                                                           1127 Broadway Plaza, #203
                                                                           Tacoma, Washington 98402
Summary .................................................5
Risk Factors.............................................9
Use of Proceeds..........................................13                ________, 2004
Dilution.................................................14
Dividend Policy..........................................15
Capitalization...........................................16
Plan of Distribution.....................................17
Our Business.............................................17      ---------------------------------------
Plan of Operation........................................27
Principal Shareholders...................................34
Management...............................................38
Certain Relationships and Related Transactions...........41
Description of Securities................................42
Shares Eligible for Future Sale..........................44
Available Information....................................46
Special Note Regarding Forward-Looking
Statements...............................................46
Stock Transfer Agent.....................................47
Experts..................................................47
Legal Matters............................................47
Index to Financial Statements............................F-1












======================================================================

II-7



PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Delaware law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       SEC Registration Fee                        $               460.00
       Blue Sky Fees and Expenses                                6,000.00
       Trustee's and Transfer Agent Fees                         4,000.00
       Legal Fees and Expenses                                  18,000.00
       Printing and Engraving Expenses                           3,500.00
       Accountant's Fees and Expenses                            4,000.00
                                                       -------------------
       Total                                       $            35,960.00
                                                       ===================



The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

(a) Unregistered Securities Sold within the past three years

The following sets forth information relating to all previous sales of common stock by the Registrant, which sales were not registered under the Securities Act of 1933, as amended.

On November 7, 2003, our board of directors authorized the initial issuance of an aggregate of 12,000,000 shares as founder's stock at a price of $0.0025 per share totaling $7,500 each to John P. Gorst, M. Carroll Benton, Mark Levin, and $3,750 each to Clifford Mastricola and Clayton Chase. The stock was purchased and the remaining balance as of November 7, 2003 was 238,000,000 shares of authorized common stock remained unissued.

On December 17, 2003, our board of directors authorized the purchase of an aggregate of 1,200,000 shares of class A common stock at a price of $0.001 per share, totaling $300.00 each to John P. Gorst, M. Carroll Benton and Mark Levin, and $150.00 each to Clifford Mastricola and Clayton Chase. The stock has been purchased and the remaining balance of 3,800,000 shares of authorized class A common stock remained unissued.

In the past, executive management of Insynq has engaged Mark Levin, Clifford Mastricola and Clayton Chase as consultants regarding possible merger and acquisition targets. Their contributions to Aptus as founders were in the form of cash investment for common stock. These individuals may be, in the future, consultants to assist us in executing that portion of our business plan relating to mergers and acquisitions.

The above issuances were made in reliance on Section 4(2) of the Securities Act of 1933, as amended, and we did not seek information whether the acquirers were accredited or sophisticated investors. These purchasers all were members of the incorporator group and not solicited.


Prior to the filing of our Registration Statement on Form SB-2, there were two letters of intent for the acquisition of certain assets from three unrelated third parties dated Sept 4, 2003 and November 3, 2003, respectively. The securities were issued in consideration of the acquisition transactions, which were a culmination of private agreements dated January 23 and February 1, 2004, respectively, as discussed below. As these were acquisition transactions, and not a public offering, we did not seek information whether the third parties were accredited or sophisticated investors.



On January 23, 2004, we purchased certain assets from Mark Andre and Appgen Technologies, Inc. The purchase price to Mark Andre was made up of:

o    $500,000 payable in common stock valued at $1.00 per share of common stock.
o    A cash payment at closing of $8,500.
o A warrant to purchase up to 500,000 shares of common stock at an exercise price of $0.50 per share anytime from January 23, 2004 through January 22, 2014.
o    Assumption of development support of the software code.

In connection with the purchase of the Appgen Custom Suite, we executed a Consulting Agreement with Mark Andre for the term of two years with monthly compensation in the amount of $5,000.


In addition, we executed a Distribution Agreement with Mark Andre. We will pay 5.5%, in perpetuity, on all gross proceeds from the sales of the Appgen Custom Suite and MyBooks Professional products. On April 15, 2004 we amended the Distribution Agreement to include a buyout provision in the amount of $1,250,000, which we may execute at any time.


The purchase price to Appgen Technologies was in the form of a cash payment in the amount of $9,000.

The purchase price was negotiated between John P. Gorst, our chief executive officer and Mark Andre and Mark Andre for Appgen Technologies, Inc., using past revenue streams and applying the industry guidelines as provided by Tripletree Investments Banking (www.triple-tree.com).

On February 1, 2004 we purchased certain assets from QwikQuote, Inc. The purchase price was made up of:

o    $21,000 payable in cash at closing.
o    Payment of a transition bonus to Tim Heath in the amount of $9,000.
o Payment of a finders' fee to Mark Levin, a founding stockholder, in the amount of $9,000.
o Consulting and Non-Compete Agreement with Alan Katz in the amount of $17,000 for a term of 12 months.
o Consulting and Non-Compete Agreement with Glenn Paul in the amount of $17,000 for a term of 12 months.
o Consulting and Non-Compete Agreement with Win Straube (The Straube Foundation) in the amount of $17,000 for a term of 12 months.

The purchase price was determined by John Gorst, our chief executive officer and Glenn Paul, the owner of the QwikQuote Software by applying industry guidelines provided by Tripletree Investment Banking (www.triple-tree.com).

In connection with the purchase of the QwikQuote Software, we issued to Win Straube (The Straube Foundation) a warrant to purchase 58,147 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Tim Heath a warrant to purchase 42,000 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Glenn Paul a warrant to purchase 219,706 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Alan Katz a warrant to purchase 58,147 shares of our common stock with an exercise price of $0.0095 per share.

In connection with the purchase of the QwikQuote Software, we issued to Mark Levin a warrant to purchase 42,000 shares of common stock with an exercise price of $0.0095 per share.



In January 2004 and March 2004, we received funds, totaling $172,500 from 13 individuals or entities who are close family or friends of the original incorporators, and as such the transactions were treated informally. In order to protect their monetary assistance early in the development stage of our Company, we issued stock as an accommodation between close friends not as an offer to sell securities. No exemption from registration was relied upon at the time of the stock issuance. By Board action, on May 11, 2004, we rescinded the stock issuances and simultaneously executed unsecured short-term promissory notes. This rescission was viewed as an accommodation between close friends and family and not as an offer to sell securities. Therefore, no exemption from registration was relied upon. All 13 individuals or entities have returned their stock certificates to the stock transfer agent upon which the certificates were immediately cancelled.

The following is a list of the friends and family of the original incorporators and the amount of financial assistance to whom we had initially issued the stock certificates and subsequently rescinded on May 11, 2004. The monetary amounts received were executed into promissory notes of equal value effective on the date of receipt of funds::


                                                                                                      Note Value
                                                                                             Total     at May 11,
               Name                  Price per Share    Date of Issuance       Shares        Value        2004

------------------------------------ ---------------- --------------------- ------------- ------------ ------------

David Fargo                               $0.50         January 8, 2004           20,000      $10,000      $10,000
Kristina and Joseph O'Brien               $0.50         January 9, 2004           20,000      $10,000      $10,000
Anthony Edlin                             $0.50         January 9, 2004           20,000      $10,000      $10,000
Marview Holdings                          $0.50         January 14, 2004          40,000      $20,000      $20,000
Mary and Norman Dyer                      $0.50         January 14, 2004          30,000      $15,000      $15,000
Jeffery Salomon                           $0.50         January 24, 2004          80,000      $40,000      $40,000
Mary and Norman Dyer                      $0.50         January 27, 2004          30,000      $15,000      $15,000
The Chase Family Trust                    $0.50          March 2, 2004            10,000       $5,000       $5,000
Kenneth Green                             $0.50          March 18, 2004           10,000       $5,000       $5,000
Juan Gamez                                $0.50          March 18, 2004           10,000       $5,000       $5,000
Marvin Sauter                             $0.50          March 19, 2004           20,000      $10,000      $10,000
Daniel Lauter                             $0.50          March 23, 2004           30,000      $15,000      $15,000
D. Alan Dillenberg III                    $0.50          March 24, 2004           20,000      $10,000      $10,000
Absolute Internet Service, Inc.           $0.50          March 24, 2004            5,000       $2,500       $2,500






ITEM 27.      EXHIBITS

Index to Exhibits

EXHIBIT
NUMBER                               DESCRIPTION
------------------------------------------------------------------------------------------------------------------
3.1               Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to the Company's
                  Registration Statement on Form SB-2 as filed December 19, 2003)
----------------- ------------------------------------------------------------------------------------------------
3.2               Amended Articles of Incorporation changing authorized common shares to 250,000,000.
                  (Incorporated by reference to Exhibit 3.2 to the Company's
                  Registration Statement on Form SB-2 as filed December 19,
                  2003)
----------------- ------------------------------------------------------------------------------------------------
3.3               Amended Articles of Incorporation adding class A common shares with super voting rights.
                  (Incorporated by reference to Exhibit 3.3 to the Company's
                  Registration Statement on Form SB-2 as filed December 19,
                  2003)
----------------- ------------------------------------------------------------------------------------------------
3.4               Bylaws (Incorporated by reference to the Company's Registration Statement on Form SB-2 as
                  filed December 19, 2003)
----------------- ------------------------------------------------------------------------------------------------
4.1               Warrant Agreement issued to Mark Levin dated February 1, 2004.  (Incorporated by reference to
                  Exhibit 4.1 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
4.2               Warrant Agreement issued to Glenn Paul dated February 1, 2004. (Incorporated by reference to
                  Exhibit 4.2 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
4.3               Warrant Agreement issued to Straube Foundation dated February 1, 2004. (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form SB-2 as filed
                  February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
4.4               Warrant Agreement issued to Tim Heath dated February 1, 2004.  (Incorporated by reference to
                  Exhibit 4.4 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
4.5               Asset Purchase Agreement dated February 1, 2004 between QwikQuote, Inc. and Aptus Corp.
                  (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form SB-2
                  as filed February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
4.6               Asset Purchase Agreement dated January 23, 2004 between Mark Andre and Aptus Corp.
                  (Incorporated by reference to Exhibit 4.6 to the Company's
                  Registration Statement on Form SB-2 as filed February 25,
                  2004)
----------------- ------------------------------------------------------------------------------------------------
4.7               Asset Purchase Agreement dated January 23, 2004 between Appgen Technologies, Inc. and Aptus
                  Corp. (Incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on
                  Form SB-2 as filed February 25,2004)
----------------- ------------------------------------------------------------------------------------------------
4.8*              Warrant Agreement issued to Mark Andre dated January 23, 2004.
----------------- ------------------------------------------------------------------------------------------------
4.9*              Amendment to Asset Purchase Agreement between Mark Andre and Aptus Corp. dated April 5, 2004.
----------------- ------------------------------------------------------------------------------------------------
4.10*             Revised Warrant Agreement issued to Mark Levin dated February 1, 2004 filed as Exhibit 4.1 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004
----------------- ------------------------------------------------------------------------------------------------
4.11*             Revised Warrant Agreement issued to Glenn Paul dated February 1, 2004 filed as Exhibit 4.2 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004
----------------- ------------------------------------------------------------------------------------------------
4.12              Revised Warrant Agreement issued to Straube Foundation dated
                  February 1, 2004 filed as Exhibit 4.3 to the Company's
                  Registration Statement on Form SB-2 as filed February 25, 2004
----------------- ------------------------------------------------------------------------------------------------
4.13              Revised Warrant Agreement issued to Tim Heath dated February 1, 2004 as filed as Exhibit 4.4 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
5.1*              Consent of Miles Garnett, Esq.
----------------- ------------------------------------------------------------------------------------------------
10.1              Distribution Agreement dated January 23, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form SB-2 as filed
                  February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.2              Security Agreement dated January 23, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form

                                      II-4

                  SB-2 as filed February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.3              Consulting Agreement dated January 23, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form SB-2 as filed
                  February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.4              Consulting and Non-Compete Agreement dated February 1, 2004 between Glenn Paul and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement)
----------------- ------------------------------------------------------------------------------------------------
10.5              Consulting and Non-Compete Agreement dated February 1, 2004 between Alan Katz and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.5 to the Company's Registration Statement as filed
                  February 25, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.6              Consulting and Non-Compete Agreement dated February 1, 2004 between Win Straube. (Incorporated by reference to Exhibit 10.6 to the Company's Registration on Form SB-2 as filed February 25,
                  2004)
----------------- ------------------------------------------------------------------------------------------------
10.7              Lease Agreement dated November 17, 2003 between Simon-Marten, LLC and Aptus Corp.

                  (Incorporated by reference to Exhibit 10.7 to the Company's
                  Registration on Form SB-2/A as filed on April 16, 2004)

----------------- ------------------------------------------------------------------------------------------------
10.8              Lease Agreement dated December 1, 2003 between HQ Global Workplace and Aptus Corp.

                  (Incorporated by reference to Exhibit 10.8 to the Company's
                  Registration on Form SB-2/A as filed April 16, 2004)

----------------- ------------------------------------------------------------------------------------------------

10.9              Form of Platinum Level Dealer VAR Agreement.(Incorporated by reference to Exhibit 10.9 to the Company's
                  Registration on Form SB-2/A as filed May 21, 2004)

----------------- ------------------------------------------------------------------------------------------------

10.10             Form of Gold Level Dealer VAR Agreement.(Incorporated by reference to Exhibit 10.10 to the Company's
                  Registration on Form SB-2/A as filed May 21, 2004)

----------------- ------------------------------------------------------------------------------------------------

10.11             Form of Dealer Level VAR Agreement. (Incorporated by reference to Exhibit 10.11 to the Company's
                  Registration on Form SB-2/A as filed May 21, 2004)

----------------- ------------------------------------------------------------------------------------------------
10.12             Promissory Note dated January 8, 2004 between David Fargo and Aptus Corp.(Incorporated by reference to Exhibit 10.12 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.13             Promissory Note dated January 9, 2004 between Anthony Edlin and Aptus Corp. (Incorporated by reference to Exhibit 10.13 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.14             Promissory Note dated January 9, 2004 between Joseph and Kristina O'Brien and Aptus Corp. (Incorporated
                  by reference to Exhibit 10.14 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.15             Promissory Note dated January 14, 2004 between Marview Holdings and Aptus Corp. (Incorporated by reference to Exhibit 10.15 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.16             Promissory Note dated January 27, 2004 between Norman Dyer and Aptus Corp.(Incorporated by reference to Exhibit 10.16 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.17             Promissory Note dated January 29, 2004 between Jeffery Salomon and Aptus Corp. (Incorporated by reference to Exhibit 10.17 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.18             Promissory Note dated January 29, 2004 between Norman Dyer and Aptus Corp.(Incorporated by reference to Exhibit 10.18 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.19             Promissory Note dated March 4, 2004 between the Chase Family Trust and Aptus Corp. (Incorporated by
                  reference to Exhibit 10.19 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.20             Promissory Note dated March 18, 2004 between Kenneth Green and Aptus Corp. (Incorporated by reference to Exhibit 10.20 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.21             Promissory Note dated March 19, 2004 between Juan Gamez and Aptus Corp. (Incorporated by reference to Exhibit 10.21 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.22             Promissory Note dated March 24, 2004 between D. Alan Dellenberg and Aptus Corp. (Incorporated by reference to Exhibit 10.22 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.23             Promissory Note dated March 23, 2004 between Daniel Lauter and Aptus Corp. (Incorporated by reference to Exhibit 10.23 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.24             Promissory Note dated March 19, 2004 between Marvin Sauter and Aptus Corp. (Incorporated by reference to Exhibit 10.24 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.25             Promissory Note dated March 24, 2004 between Absolute Internet Service, Inc. and Aptus Corp. (Incorporated
                  by reference to Exhibit 10.25 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.26             Amendment #1 to Security Agreement dated April 15, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.26 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.27             Amendment #1 to Consulting Agreement dated April 15, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.27 to the Company's Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------
10.28             Amendment #1 to Asset Purchase Agreement dated April 15, 2004 between Mark Andre and Aptus
                  Corp. (Incorporated by reference to Exhibit 10.28 to the Company's
                  Registration on Form SB-2/A as filed May 21, 2004)
----------------- ------------------------------------------------------------------------------------------------

10.29             Amendment #1 to Distribution Agreement dated April 15, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.29 to the Company's Registration on Form SB-2/A as filed May 21, 2004)

----------------- ------------------------------------------------------------------------------------------------

10.30*            Letter of Intent dated September 4, 2003 between QwikQuote, Inc. and Aptus Corp.

----------------- ------------------------------------------------------------------------------------------------

10.31*            Letter of Intent dated November 3, 2003 between Mark Andre, Appgen, Inc. and Aptus Corp.

----------------- ------------------------------------------------------------------------------------------------
23.1*             Consent of Arthur De Joya and Company
----------------- ------------------------------------------------------------------------------------------------
23.2              Consent of legal counsel. (See Exhibit 5)
----------------- ------------------------------------------------------------------------------------------------



ITEM 28. UNDERTAKINGS

The undersigned registrant undertakes:

 (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement.


To include any prospectus required by section I O(a)(3) of the Securities Act of 1933, as amended:


         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                    APPENDIX





FOR OFFICE USE ONLY:










                             SUBSCRIPTION AGREEMENT
                                       FOR
                                   APTUS CORP.

                         COMMON STOCK ($0.50 PER SHARE)

Persons interested in purchasing common stock of Aptus Corp. must complete and return this Subscription Agreement along with their check or money order to:

Aptus Corp.
1127 Broadway Plaza, #203
Tacoma, Washington 98402, ("the Issuer") ("the Company")

Subject only to acceptance hereof by the issuer, in its discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this Offering.

         SECURITIES OFFERED - The Company is offering 10,000,000 shares (par value $0.001 per share) at $0.50 per share. The minimum subscription is 1,000 shares.

         SUBSCRIPTION - In connection with this subscription the undersigned hereby subscribes to the number of common shares shown in the following table.


NUMBER OF COMMON SHARES =  ___________________

Multiply by Price of Shares    x                $.50 per Share

Aggregate Subscription Price = $___________________



Check or money order shall be made payable to APTUS CORP. ESCROW ACCOUNT.

In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus dated ______________, 2004.

b) I am a bona fide resident of the state of ________________________________.

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser.

Please register the shares, which I am purchasing as follows:

Name: _____________________________________ Date:  ___________________

As (check one)

         __Individual        __Tenants in Common       __Existing Partnership
         __Joint Tenants     __Corporation             __Trust
         __Minor with adult custodian under
           the Uniform Gift to Minors Act              __IRA

For the person(s) who will be registered shareholder(s):


___________________________________________     ________________________________
Signature of Subscriber                                       Residence Address

__________________________________________      ________________________________
Name of Subscriber (Printed)                                  City or Town

___________________________________________      _______________________________
Signature of Co-Subscriber State                              Zip Code

___________________________________________     ________________________________
Name of Co-Subscriber (Printed)                               Telephone

___________________________________________     ________________________________
Subscriber Tax I.D. or                                 Co-Subscriber Tax I.D. or
Social Security Number                                    Social Security Number

___________________________________________ ______________________________
E-mail Address (if available)


ACCEPTED BY: APTUS CORP.


By: _______________________________________ Date: ______________________________
Officer

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Tacoma, Pierce County, State of Washington, on June 30, 2004.

(Registrant) APTUS CORP.


                                            By: /s/ John P. Gorst
                                            John P. Gorst
                                            Chairman of the Board of Directors


In accordance with the Securities Act of 1933, as amended this registration was signed by the following persons in the capacities and on the dates indicated.

/s/ John P. Gorst              Chief Executive Officer             June 30, 2004
John P. Gorst                  Chairman of the Board
                               and Director (Principal
                               Executive Officer)


/s/ M. Carroll Benton          Chief Administrative Officer        June 30, 2004
M. Carroll Benton              Secretary, Treasurer and
                               Director, Principal Accounting
                               Officer and Principal Financial Officer